UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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BioSante Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2008

TO THE STOCKHOLDERS OF BIOSANTE PHARMACEUTICALS, INC.:
     The Annual Meeting of Stockholders of BioSante Pharmaceuticals, Inc., a Delaware corporation, will be held on Thursday, June 12, 2008, at 10:00 a.m., local time, at the office of Stewart & Irwin, 251 E. Ohio Street, Suite 1100, Indianapolis, Indiana, for the following purposes:
1.	To elect six persons to serve as directors until our next annual meeting of stockholders or until their respective successors are elected and qualified.

2.	To consider a proposal to approve the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan.

3.	To consider a proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

4.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.
     Only stockholders of record at the close of business on April 15, 2008 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof. A stockholder list will be available at BioSante’s corporate offices beginning May 30, 2008 during normal business hours for examination by any stockholder registered on BioSante’s stock ledger as of the record date for any purpose germane to the annual meeting.
     It is important that your shares be represented and voted at the meeting. Please mark, sign, date, and mail the enclosed proxy card in the postage-paid envelope provided.

By Order of the Board of Directors,
/s/ Phillip B. Donenberg
Phillip B. Donenberg
Secretary

April 29, 2008
Lincolnshire, Illinois
Important: The prompt return of your proxy card will save the company the expense of further requests for proxies to ensure a quorum at the meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

i

ii

111 Barclay Boulevard
Lincolnshire, Illinois 60069

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
June 12, 2008

The Board of Directors of BioSante Pharmaceuticals, Inc. is soliciting your proxy for use at the 2008 Annual Meeting of Stockholders on Thursday, June 12, 2008. The Notice of Annual Meeting, this proxy statement and the enclosed form of proxy are being mailed to stockholders beginning on or about April 29, 2008.
INFORMATION CONCERNING THE ANNUAL MEETING
Date, Time, Place and Purposes
The Annual Meeting of Stockholders of BioSante Pharmaceuticals, Inc. will be held on Thursday, June 12, 2008, at 10:00 a.m., local time, at the office of Stewart & Irwin, 251 E. Ohio Street, Suite 1100, Indianapolis, Indiana, for the purposes set forth in the Notice of Annual Meeting.
Who Can Vote
Stockholders of record at the close of business on April 15, 2008 will be entitled to vote at the meeting or any adjournment of the Annual Meeting. As of that date, there were 26,798,607 shares of our common stock and 391,286 shares of our class C special stock outstanding. Each share of our common stock and class C special stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Stockholders are not entitled to cumulate voting rights.
How You Can Vote
Your vote is important. If you are a stockholder whose shares are registered in your name, you may vote your shares by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. No postage is required if your proxy card is mailed within the United States.
If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this proxy statement or you may need to contact your broker, bank or other nominee to determine how you will be able to vote your shares.

If you return your signed proxy card, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on.
For the election of directors, you may:
•	Vote FOR all of the nominees for director,

•	WITHHOLD your vote from all of the nominees for director or

•	WITHHOLD your vote from one or more of the nominees for director.
For each of the other proposals, you may:
•	Vote FOR the proposal,

•	Vote AGAINST the proposal or

•	ABSTAIN from voting on the proposal.
If you send in your proxy card, but do not specify how you want to vote your shares, the proxies will vote your shares FOR all of the nominees for director and FOR all of the other proposals set forth in the Notice of Annual Meeting.
How Does the Board of Directors Recommend that You Vote
The Board of Directors unanimously recommends that you vote FOR all of the nominees for director and FOR the approval of all of the other proposals set forth in the Notice of Annual Meeting.
How You May Revoke or Change Your Vote
If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted at the meeting by one of the following methods:
•	Submitting another proper proxy with a more recent date than that of the proxy first given by completing, signing, dating and returning a proxy card to us.

•	Sending written notice of revocation to our Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot.
Quorum Requirement
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority (13,399,304 shares) of the outstanding shares of our common stock and a majority (195,644 shares) of the outstanding shares of our class C special stock as of the record date will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of our common stock and shares of our class C special stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum. Shares represented by proxies marked “Abstain” or “Withheld” are counted in determining whether a quorum is present. In addition, a “broker non-vote” is considered in determining whether a quorum is present. A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker does not have discretionary authority to vote on behalf of such customer on such matter.
Vote Required
Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, (1) the election of the six nominees for director requires the affirmative vote of a plurality of the shares of common stock and class C special stock, present in person or by proxy and entitled to vote, voting together as a single class, and (2) the approval of each of the other proposals described in this proxy statement, requires the affirmative vote of the holders of a majority of the shares of common stock and class C special stock, present in person or by proxy and entitled to vote, voting together as a single class.
If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares on certain “routine” matters that include the election of directors (Proposal 1) and the ratification of the selection of our independent registered public accounting firm (Proposal 3). If you do not direct your broker how to vote on the proposal to approve the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan (Proposal 2), which is not considered a routine matter, your broker may not exercise discretion and may not vote your shares. This is called a “broker non-vote.” “Broker non-votes” are not considered to be entitled to vote on Proposal 2, and will therefore not be counted in determining the votes cast on that matter, although broker non-votes are considered in determining whether a quorum is present. Abstentions and withheld votes will be counted, and will have the effect of a negative vote.
Procedures at the Annual Meeting
The presiding officer at the Annual Meeting will determine how business at the meeting will be conducted. Only matters brought before the Annual Meeting in accordance with our bylaws will be considered.
Only a natural person present at the Annual Meeting who is either one of our stockholders or is acting on behalf of one of our stockholders may make a motion or second a motion. A person acting on behalf of a stockholder must present a written statement executed by the stockholder or the duly authorized representative of the stockholder on whose behalf the person purports to act.

STOCK OWNERSHIP

Stock Ownership of Principal Stockholders and Management
The following table sets forth information known to us with respect to the beneficial ownership of each class of our capital stock as of April 15, 2008 for (1) each person known by us to beneficially own more than five percent of any class of our voting securities, (2) each of our directors and nominees for director, (3) each of the executive officers named in the Summary Compensation Table under the heading “Executive Compensation” and (4) all of our directors and executive officers as a group, including our named executive officers.
Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has sole or shared power to vote or to direct the voting of such shares or sole or shared power to dispose or direct the disposition of such shares. Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole dispositive and voting power with respect to its shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. Unless otherwise indicated in the footnotes below, the address for each of the stockholders in the table below is c/o BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, IL 60069.

	Shares Beneficially Owned(1)
								Percent
						Common Stock		of Total
Name and Address	Common Stock			Class C Special Stock		and Common		Voting
of Beneficial Owner	Number		Percent	Number	Percent	Stock Equivalents		Power(2)
Louis W. Sullivan, M.D.	77,064		*	100,000	25.6%	177,064		*
Stephen M. Simes	577,181	(3)	2.1%	—	—	577,181		2.1%
Fred Holubow	110,425		*	—	—	110,425		*
Peter Kjaer	83,591		*	—	—	83,591		*
Ross Mangano	2,249,582	(4)	8.3%	—	—	2,249,582		8.2%
Edward C. Rosenow, III, M.D.	66,706		*	—	—	66,706		*
Phillip B. Donenberg	271,431		1.0%	—	—	271,431		*
JO & Co	1,884,661	(5)	7.0%	—	—	1,884,661		6.9%
Hans Michael Jebsen	425,000	(6)	1.6%	100,000	25.6%	525,000		1.9%
Marcus Jebsen	125,000	(6)	*	50,000	12.8%	175,000		*
Angela Ho	77,137	(7)	*	100,000	25.6%	177,137		*
All directors and executive officers as a group (7 persons)	3,435,980	(8)	12.4%	100,000	25.6%	3,535,980	(13)	12.5%

*	less than one percent.

(1)	Includes for the persons listed below the following shares subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 15, 2008:

Name	Stock Options	Warrants
Directors
Louis W. Sullivan, M.D.	49,166	—
Stephen M. Simes	389,914	500
Fred Holubow	49,166	—

Name	Stock Options	Warrants
Peter Kjaer	49,166	—
Ross Mangano	49,166	146,512
Edward C. Rosenow, III, M.D.	49,166	—
Named Executive Officers
Phillip B. Donenberg	234,109	500
All directors and executive officers as a group (7 persons)	869,853	147,512

(2)	In calculating the percent of total voting power, the voting power of shares of our common stock and shares of our class C special stock is combined.

(3)	Mr. Simes’ beneficial ownership includes 186,567 shares of common stock held by Mr. Simes’ trust and 200 shares of common stock held by Mr. Simes’ sons.

(4)	Mr. Mangano’s beneficial ownership includes: (1) 146,512 shares of common stock issuable upon exercise of a warrant and 1,738,149 shares of common stock held by JO & Co., of which Mr. Mangano is President, (2) 30,000 shares of common stock held by Oliver & Co., of which Mr. Mangano is the trustee, and (3) an aggregate of 214,999 shares of common stock held in various accounts, of which Mr. Mangano is an advisor and/or a trustee. Mr. Mangano has sole voting and dispositive power over these shares. See note (5) below.

(5)	Ross Mangano, a director of BioSante, has sole voting and dispositive power over these shares. See note (4) above. The address for JO & Co. is 112 West Jefferson Boulevard, Suite 613, South Bend, IN 46634.

(6)	The address of each of Hans Michael Jebsen and Marcus Jebsen is c/o Jebsen & Co. Ltd., 28/F Caroline Center, 28 Yun Ping Road, Causeway Bay, Hong Kong, China.

(7)	The address of Angela Ho address is c/o Jet Asia Ltd., 39/F Shun Tak Center, 200 Connaught Road Central, Hong Kong, China.

(8)	The amount beneficially owned by all current directors and executive officers as a group includes 870,853 shares issuable upon exercise of warrants and stock options held by these individuals, 146,512 shares issuable upon exercise of a warrant held by an entity affiliated with these individuals, 186,567 shares held in an individual’s trust and 200 shares held by an individual’s sons. See notes (1), (3), (4) and (5) above.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and greater than 10 percent beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 31, 2007, and based on written representations by our directors and executive officers, all required Section 16 reports under the Securities Exchange Act of 1934, as amended, for our directors, executive officers and beneficial owners of greater than 10 percent of our common stock were filed on a timely basis during the year ended December 31, 2007.

ELECTION OF DIRECTORS
(PROPOSAL 1)

Number of Directors
Our bylaws provide that the Board of Directors will consist of at least one member, or such other number as may be determined by the Board of Directors or our stockholders. The Board of Directors has fixed the number of directors at six.
Nominees for Director
The Board of Directors has nominated the following six individuals to serve as our directors until the next annual meeting of our stockholders or until their successors are elected and qualified. All of the nominees named below are current members of the Board of Directors.
•	Louis W. Sullivan, M.D.

•	Stephen M. Simes

•	Fred Holubow

•	Peter Kjaer

•	Ross Mangano

•	Edward C. Rosenow III, M.D.
Proxies can only be voted for the number of persons named as nominees in this proxy statement, which is six.
Board Designation Rights
Under an employment letter agreement we entered into with Mr. Simes in January 1998 in connection with his acceptance of our offer of employment as an executive officer of our company, Mr. Simes agreed to serve as a director of our company and we agreed to nominate him as a nominee for director and solicit proxies for his election so long as Mr. Simes is employed by us.
Vote Required
Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the election of a nominee for director requires the affirmative vote of a plurality of the shares of common stock and class C special stock represented in person or by proxy at the Annual Meeting, voting together as a single class.
Board Recommendation
The Board of Directors unanimously recommends a vote FOR the election of all of the six nominees named above.
If prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board of Directors. Alternatively, the proxies, at the discretion of the Board of Directors, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Information About Board Nominees
The following table sets forth certain information that has been furnished to us by each director who has been nominated by the Board of Directors to serve as a director of our company.

			Director
Name of Nominee	Age	Principal Occupation	Since
Louis W. Sullivan, M.D.(1)(2)(3)(4)	74	President Emeritus of the Morehouse School of Medicine and Chairman of the Board of Directors of BioSante	1996

Stephen M. Simes	56	Vice Chairman, President and Chief Executive Officer of BioSante	1998

Fred Holubow (1)(3)(4)	69	Vice President of Pegasus Associates, an operating division of William Harris Investors	1999

Peter Kjaer(1)(3)	47	President and Chief Executive Officer of Jet-Asia Ltd.	1999

Ross Mangano(2)(3)	62	President of Oliver Estate, Inc.	1999

Edward C. Rosenow III, M.D. (2)(3)(4)	73	Master Fellow of the American College of Physicians and the American College of Chest Physicians	1997

(1)	Member of the Audit and Finance Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

(4)	Member of the Scientific Review Committee
Additional Information About Board Nominees
The Honorable Louis W. Sullivan, M.D. has been our Chairman of the Board since March 1998 and has been a director of our company since its formation. Dr. Sullivan served as Secretary of Health and Human Services in the cabinet of President George H.W. Bush from 1989 to 1993. Since retiring from the Bush Administration, Dr. Sullivan has been associated with the Morehouse School of Medicine in Atlanta, Georgia. Currently, he serves as President Emeritus and he previously served as President and Dean of the School from 1981 to 1985 and as President from 1985 to 1989 and from 1993 to 2002. Dr. Sullivan serves on the board of directors of Henry Schein Inc., United Therapeutics Corporation and Emergent BioSolutions Inc.
Stephen M. Simes has served as our Vice Chairman, President and a director of our company since January 1998 and Chief Executive Officer since March 1998. From October 1994 to January 1997, Mr. Simes was President, Chief Executive Officer and a director of Unimed Pharmaceuticals, Inc. (wholly-owned by Solvay Pharmaceuticals Inc.), a company with a product focus on infectious diseases, AIDS, endocrinology and oncology. From 1989 to 1993, Mr. Simes was Chairman, President and Chief Executive Officer of Gynex Pharmaceuticals, Inc., a company which concentrated on the AIDS, endocrinology, urology and growth disorders markets. In 1993, Gynex was acquired by Savient Pharmaceuticals, Inc. (formerly Bio-Technology General Corp.), and from 1993 to 1994, Mr. Simes served as Senior Vice President and director of Savient Pharmaceuticals Inc. Mr. Simes’ career in the pharmaceutical industry started in 1974 with G.D. Searle & Co. (now part of Pfizer Inc.).
Fred Holubow has been a director of our company since July 1999. Since January 2001, Mr. Holubow has been a Managing Director of William Harris Investors, Inc., a registered investment advisory firm. From August 1982 to January 2001, Mr. Holubow served as Vice President of Pegasus Associates, a registered investment advisory firm he co-founded. He specializes in analyzing and investing in pharmaceutical and biotechnology companies. Mr. Holubow currently serves on the board of directors of Micrus Endovascular Corporation, and in the past has served on the boards of ThermoRetec Corporation, Savient Pharmaceuticals, Inc. (formerly Bio-Technology General Corp.), Gynex Pharmaceuticals, Inc. and Unimed Pharmaceuticals, Inc.
Peter Kjaer has been a director of our company since July 1999. Mr. Kjaer has been President and Chief Executive Officer of Jet-Asia Ltd., a Hong Kong-based aircraft and management company, since April 1996. Mr. Kjaer currently serves on the board of directors of Asia Special Situation Acquisition Corp.
Ross Mangano has been a director of our company since July 1999. Mr. Mangano has been the President and a director of Oliver Estate, Inc., a management company specializing in investments in public and private companies, since 1971. Mr. Mangano in the past has served on the board of directors of Cerprobe Corporation, Tower Federal Savings & Loan, Cypress Communications, Inc. and Mego Financial Corp.
Edward C. Rosenow, III, M.D. has been a director of our company since November 1997. Dr. Rosenow is a Master Fellow of the American College of Physicians as well as Master Fellow the American College of Chest Physicians. Dr. Rosenow was the Arthur M. and Gladys D. Gray Professor of Medicine at the Mayo Clinic from 1988 until his retirement in 1996. Beginning with his residency in 1960, Dr. Rosenow has worked at the Mayo Clinic in many professional capacities including as a Consultant in Internal Medicine (Thoracic Diseases) from 1966 to 1996, an Assistant Professor, Associate Professor and Professor of Medicine at the Mayo Clinic Medical School, President of the Mayo Clinic Staff in 1986, and Chair of the Division of Pulmonary and Critical Care Medicine from 1987 to 1994. Dr. Rosenow has also served as a consultant to NASA, space station FREEDOM at the Johnson Space Center in Houston, Texas from 1989 to 1990 and as the President of the American College of Chest Physicians from 1989 to 1990. In 1998, he received the Mayo Distinguished Alumnus Award. In 2007, Dr. Rosenow was awarded a named professorship, the Edward C. Rosenow III, MD Professorship in the Art of Medicine at the Mayo Clinic School of Medicine, given by Bruce, Martha and Zylpha Clinton. Dr. Rosenow serves on the board of directors of BioVirex, Inc.

CORPORATE GOVERNANCE

Corporate Governance Guidelines
The Board of Directors has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found on the Investors—Corporate Governance section of our corporate website at www.biosantepharma.com. A printed copy of these Corporate Governance Guidelines is available to any stockholder upon request to our Corporate Secretary at BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone: (847) 478-0500 ext. 120. Among the topics addressed in our Corporate Governance Guidelines are:
•	Board size, composition and qualifications;

•	Selection of directors;

•	Board leadership;

•	Board committees;

•	Board and committee meetings;

•	Executive sessions of outside directors;

•	Meeting attendance by directors and non-directors;

•	Appropriate information and access;

•	Ability to retain advisors;

•	Conflicts of interest;

•	Board interaction with corporate constituencies;

•	Change of principal occupation and board memberships;

•	Retirement and term limits;

•	Board compensation;

•	Stock ownership by directors and executive officers;

•	Loans to directors and executive officers;

•	CEO evaluation;

•	Board evaluation;

•	Director continuing education; and

•	Succession planning.
Director Independence
The Board of Directors has affirmatively determined that each of our directors, except for Mr. Simes, is an “independent director” as defined under the Marketplace Rules of the NASDAQ Stock Market. The Marketplace Rules of the NASDAQ Stock Market provide a non-exclusive list of persons who are not considered independent. No director qualifies as independent unless the Board of Directors affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment. In making an affirmative determination that each of our directors, except for Mr. Simes, is an “independent director,” the Board of Directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities as they may relate to us and our management.
Board Meetings and Attendance; Executive Sessions
The Board of Directors met eight times during 2007. All of our directors attended 75 percent or more of the aggregate meetings of the Board of Directors and all committees on which they served during 2007. During 2007, at each regular Board meeting our independent directors met in executive session with no company management present.

Board Committees
The Board of Directors has a standing Audit and Finance Committee, Compensation Committee, Nominating and Corporate Governance Committee and Scientific Review Committee, each of which has the composition and responsibilities described below. The Board of Directors may from time-to-time establish other committees to facilitate the management of our company and may change the composition and the responsibilities of our existing committees. Each committee has a charter which can be found on the Investors—Corporate Governance—Board Committees section of our corporate website at www.biosantepharma.com. A printed copy of each committee charter is also available to any stockholder upon request to our Corporate Secretary at BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone: (847) 478-0500 ext. 120.
The following table summarizes the current membership of each of our four Board committees. Each of the members of the Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee is an “independent director” under the Marketplace Rules of the NASDAQ Stock Market.

Nominating and
Director	Audit and Finance	Compensation	Corporate Governance	Scientific Review
Louis W. Sullivan, M.D.	✓	Chair	Chair	Chair
Stephen M. Simes	—	—	—	—
Fred Holubow	Chair	—	✓	✓
Peter Kjaer	✓	—	✓	—
Ross Mangano	—	✓	✓	—
Edward C. Rosenow III, M.D.	—	✓	✓	✓
Audit and Finance Committee
Responsibilities. The Audit and Finance Committee provides assistance to the Board of Directors in fulfilling its responsibilities for oversight, for quality and integrity of the accounting, auditing, reporting practices, systems of internal accounting and financial controls, the annual independent audit of our financial statements, and the legal compliance and ethics programs of BioSante as established by management. The Audit and Finance Committee’s primary responsibilities include:
•	overseeing our accounting and financial reporting processes, systems of internal control over financial reporting and disclosure control and procedures on behalf of the Board of Directors and reporting the results or findings of its oversight activities to the Board;

•	having sole authority to appoint, retain and oversee the work of our independent registered public accounting firm and establishing the compensation to be paid to the independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and/or or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and pre-approving all audit services and permissible non-audit services to be performed for us by our independent registered public accounting firm as provided under the federal securities laws and rules and regulations of the Securities and Exchange Commission; and

•	overseeing our system to monitor and manage risk, and legal and ethical compliance programs, including the establishment and administration (including the grant of any waiver from) a written code of ethics applicable to each of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.
The Audit and Finance Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.
Composition. The Audit and Finance Committee currently consists of Mr. Holubow, Mr. Kjaer and Dr. Sullivan. Mr. Holubow is the current chair of the Audit and Finance Committee.
Each current member of the Audit and Finance Committee qualifies as “independent” for purposes of membership on audit committees pursuant to the Marketplace Rules of the NASDAQ Stock Market and the rules and regulations of the SEC and is “financially literate” as required by Marketplace Rules of the NASDAQ Stock Market. In addition, the Board of Directors has determined that Mr. Holubow qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the Marketplace Rules of the NASDAQ Stock Market as a result of his Masters in Business Administration in Finance, and his experience as an investment analyst and portfolio manager for over 40 years and as a member of an audit committee of another public company. Stockholders should understand that these designations related to the Audit and Finance Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit and Finance Committee or of the Board of Directors.
Meetings and Other Information. The Audit and Finance Committee met four times during 2007. At all of these meetings, the Audit and Finance Committee met in private session with our independent registered public accounting firm during a portion of the meeting. Additional information regarding the Audit and Finance Committee and our independent registered public accounting firm is disclosed under the “—Audit and Finance Committee Report” and “Ratification of Selection of Independent Registered Public Accounting Firm (Proposal 3)” sections of this proxy statement.
Audit and Finance Committee Report
This report is furnished by the Audit and Finance Committee of the Board of Directors with respect to our financial statements for the year ended December 31, 2007.
One of the purposes of the Audit and Finance Committee is to oversee our accounting and financial reporting processes and the audit of our annual financial statements. Our management is responsible for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.
In performing its oversight role, the Audit and Finance Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007 with our management. Management represented to the Audit and Finance Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit and Finance Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380), as in effect for our fiscal year ended December 31, 2007. The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as in effect for our fiscal year ended December 31, 2007. The Audit and Finance Committee has discussed with Deloitte & Touche LLP its independence and concluded that the independent registered public accounting firm is independent from our company and our management.
Based on the review and discussions of the Audit and Finance Committee described above, in reliance on the unqualified opinion of Deloitte & Touche LLP regarding our audited financial statements, and subject to the limitations on the role and responsibilities of the Audit and Finance Committee described above and in the Audit and Finance Committee’s charter, the Audit and Finance Committee recommended to the Board of Directors that our audited financial statements for the fiscal year ended December 31, 2007 be included in our annual report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.
This report is dated as of March 11, 2008.
Audit and Finance Committee
Fred Holubow, Chairman
Peter Kjaer
Louis W. Sullivan, M.D.
Compensation Committee
Responsibilities. The Compensation Committee discharges the responsibilities of the Board’s responsibilities relating to compensation of our executive officers and reviews, assesses and approves overall company strategies for attracting, developing, retaining and motivating management. The primary responsibilities of the Compensation Committee include:
•	recommending to the Board of Directors for its determination the annual salaries, incentive compensation, long-term incentive compensation, special or supplemental benefits or perquisites and any and all other compensation applicable to our chief executive officer and other executive officers;

•	reviewing and making recommendations to the Board of Directors regarding any revisions to corporate goals and objectives with respect to compensation for our chief executive officer and other executive officers and establishing and leading a process for the full Board of Directors to evaluate the performance of our chief executive officer and other executive officers in light of those goals and objectives;

•	administering our equity compensation plans applicable to any employee of our company and recommend to the Board of Directors specific grants of options and other awards for all executive officers and determining specific grants of options and other awards for all other employees, under our equity compensation plans;

•	making recommendations to the Board of Directors regarding our incentive compensation plans applicable to our executive officers, including the annual establishment of (i) eligible employees, (ii) performance goals, and (iii) target incentive compensation levels; and

•	annually reviewing and discussing with management the “Compensation Discussion and Analysis” section of our proxy statement in connection with our annual meeting of stockholders and based on such review and discussions make a recommendation to the Board of Directors as to whether the “Compensation Discussion and Analysis” section should be included in our proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission and any other applicable regulatory bodies.
The Compensation Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.
Composition. The Compensation Committee currently consists of Dr. Sullivan, Mr. Mangano and Dr. Rosenow, each of whom is considered an “independent director” under the Marketplace Rules of the NASDAQ Stock Market and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Dr. Sullivan is the current chair of the Compensation Committee.
Processes and Procedures for Consideration and Determination of Executive Compensation. As described in more detail above under the heading “—Responsibilities,” the Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to make recommendations to the Board of Directors regarding any and all compensation payable to our executive officers, including annual salaries, incentive compensation, long-term incentive compensation and any special or supplemental benefits or perquisites. The Board of Directors has also delegated to the Compensation Committee the responsibility to administer our equity and incentive compensation plans applicable to any employee of our company and to recommend to the Board of Directors specific grants of options and other awards for all executive officers and determine specific grants of options and other awards for all other employees, under our equity compensation plans. In March 2007, the Board of Directors, upon recommendation of the Compensation Committee, amended the Compensation Committee’s formal written charter, to provide for decisions by the Compensation Committee regarding the compensation of our executive officers to be in the form of recommendations to the Board of Directors, instead of final decisions, with the final decisions on such matters being decided by the entire Board of Directors. Under the terms of its formal written charter, the Compensation Committee has the power and authority to delegate any of its duties and responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. Historically, the Compensation Committee has not generally delegated any of its duties and responsibilities to subcommittees, but rather has taken such actions as a committee, as a whole.
Our President and Chief Executive Officer, Stephen M. Simes, assists the Compensation Committee in gathering compensation related data regarding our executive officers, including himself, and making recommendations to the Compensation Committee regarding the form and amount of compensation to be paid to each executive officer, including himself. Mr. Simes attends most Compensation Committee meetings at the invitation of the Compensation Committee; however, neither Mr. Simes nor any other executive officer is present during any discussions, final deliberations and decisions regarding executive officer compensation.
Historically, our President and Chief Executive Officer had engaged a compensation consultant on behalf of our company to gather competitive executive compensation data to assist the Compensation Committee in determining executive compensation. However, beginning in January 2007, the Compensation Committee has retained a compensation consultant to assist it in determining executive compensation. After conducting a request for proposal process at the end of 2006 and the beginning of 2007, the Compensation Committee engaged Top Five Data Services, Inc. in January 2007 to guide the

Compensation Committee in gathering compensation data and developing recommendations regarding the form and amount of compensation to be paid to our executive officers. In March 2007, certain individuals of Top Five Data Services, Inc. left Top Five Data Services, Inc. and formed their own compensation consulting business named Remedy Compensation Consulting. The Compensation Committee then engaged Remedy Compensation Consulting to perform the services previously assigned to Top Five Data Services, Inc. Remedy Compensation Consulting does not advise our management and only works with management with the express permission of the Compensation Committee.
In making final decisions regarding compensation to be paid to our executive officers, the Compensation Committee considers the recommendations of our President and Chief Executive Officer and the compensation consultant, but also considers other factors, such as its own views as to the form and amount of compensation to be paid, compensation information regarding other companies in our industry sector, the achievement by the company of performance objectives and the achievement by the individual officers of individual goals, the general performance of the company and the individual officers, the performance of the company’s stock price and other factors that may be relevant.
Meetings and Other Information. The Compensation Committee met eight times during 2007. Additional information regarding the Compensation Committee is disclosed under the “Compensation Discussion and Analysis” and “Executive Compensation—Compensation Committee Report” sections of this proxy statement.
Nominating and Corporate Governance Committee
Responsibilities. The primary responsibilities of the Nominating and Corporate Governance Committee are:
•	identifying individuals qualified to become Board members;

•	recommending director nominees for each annual meeting of our stockholders and director nominees to fill any vacancies that may occur between meetings of stockholders;

•	being aware of the best practices in corporate governance and developing and recommending to the Board of Directors a set of corporate governance standards to govern the Board of Directors, its committees, the company and its employees in the conduct of the business and affairs of the company;

•	developing and overseeing the annual Board and Board committee evaluation process; and

•	establishing and leading a process for determination of the compensation applicable to the non-employee directors on the Board.
The Nominating and Corporate Governance Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.
Processes and Procedures for Consideration and Determination of Director Compensation. As described in more detail above under the heading “—Responsibilities,” the Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility, among other things, to establish and lead a process for determination of compensation payable to our non-employee directors. The Nominating and Corporate Governance Committee makes recommendations regarding compensation payable to our non-employee directors to the entire Board of Directors, which then makes the final decisions. Under the terms of its formal written charter, the Nominating and Corporate Governance Committee has the power and authority to delegate any of its duties and responsibilities to subcommittees as the Nominating and Corporate Governance Committee may deem appropriate in its sole discretion. Historically, the Nominating and Corporate Governance Committee has not generally delegated any of its duties and responsibilities to subcommittees, but rather has taken such actions as a committee, as a whole.
In November 2007, the Nominating and Corporate Governance Committee engaged Remedy Compensation Consulting, a compensation consulting firm, to conduct a competitive assessment to assist the Board of Directors in determining director compensation. Remedy Compensation Consulting conducted an assessment of the following pay elements: cash compensation, including annual retainers and meeting fees; equity grants, including stock options; and additional compensation paid to Board committee chairs and members. The assessment was based on the practices of the peer group companies that were used to evaluate the market competitiveness of executive pay, as discussed under the heading “Compensation Discussion and Analysis—Setting Executive Compensation—Use of Peer Group Data” later in this proxy statement. In March 2008, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, approved changes to our non-employee director compensation package as described under the heading “Director Compensation—Overview” later in this proxy statement.
Composition. The Nominating and Corporate Governance Committee currently consists of Dr. Sullivan, Mr. Holubow, Mr. Kjaer, Mr. Mangano and Dr. Rosenow, each of whom is an “independent director” within the meaning of the Marketplace Rules of the NASDAQ Stock Market. Dr. Sullivan is the current chair of the Nominating and Corporate Governance Committee.
Meetings and Other Information. The Nominating and Corporate Governance Committee met four times during 2007. Additional information regarding the Nominating and Corporate Governance Committee is disclosed under the “—Director Nominations Process” and “Director Compensation—Overview” sections of this proxy statement.
Scientific Review Committee
Responsibilities. The Scientific Review Committee assists the Board of Directors in evaluating potential new licenses or new products and reviewing ongoing activities of our current products. The Scientific Review Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.
Composition. The Scientific Review Committee currently consists of Dr. Sullivan, Mr. Holubow and Dr. Rosenow. Dr. Sullivan is the current chair of the Scientific Review Committee.
Meetings. The Scientific Review Committee met once during 2007.
Director Nominations Process
Pursuant to a Director Nominations Process adopted by the Board of Directors, in selecting nominees for the Board of Directors, the Nominating and Corporate Governance Committee first determines whether the incumbent directors are qualified to serve, and wish to continue to serve, on the Board. The Nominating and Corporate Governance Committee believes that our company and its stockholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with and insight into our company’s affairs that they have accumulated during their tenure with the company. Appropriate continuity of Board membership also contributes to the Board’s ability to work as a collective body. Accordingly, it is the practice of the Nominating and Corporate Governance Committee,

in general, to re-nominate an incumbent director at the upcoming annual meeting of stockholders if the director wishes to continue his or her service with the Board, the director continues to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board, the Nominating and Corporate Governance Committee believes the director continues to make important contributions to the Board, and there are no special, countervailing considerations against re-nomination of the director.
Pursuant to the Director Nominations Process adopted by the Board of Directors, in identifying and evaluating new candidates for election to the Board, the Nominating and Corporate Governance Committee intends to first solicit recommendations for nominees from persons whom the Nominating and Corporate Governance Committee believes are likely to be familiar qualified candidates having the qualifications, skills and characteristics required for Board nominees from time to time. Such persons may include members of the Board of Directors and senior management of BioSante. In addition, the Nominating and Corporate Governance Committee may engage a search firm to assist it in identifying qualified candidates. The Nominating and Corporate Governance Committee then intends to review and evaluate each candidate whom it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for Board membership established by the Nominating and Corporate Governance Committee, the existing composition of the Board, and other factors that it deems relevant. In conducting its review and evaluation, the Nominating and Corporate Governance Committee may solicit the views of our management, other Board members, and any other individuals it believes may have insight into a candidate. The Nominating and Corporate Governance Committee may designate one or more of its members and/or other Board members to interview any proposed candidate.
The Nominating and Corporate Governance Committee will consider recommendations for the nomination of directors submitted by our stockholders. For more information, see the information set forth under the heading “Other Matters — Director Nominations for 2009 Annual Meeting.” The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended as stated above.
There are no formal requirements or minimum qualifications that a candidate must meet in order for the Nominating and Corporate Governance Committee to recommend the candidate to the Board of Directors. The Nominating and Corporate Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of our company and the Board of Directors. However, in evaluating candidates, there are a number of criteria that the Nominating and Corporate Governance Committee generally views as relevant and is likely to consider. Some of these factors include:
•	whether the candidate is an “independent director” under the Marketplace Rules of the NASDAQ Stock Market and meets any other applicable independence tests under the federal securities laws and rules and regulations of the SEC;

•	whether the candidate is “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee under the Marketplace Rules of the NASDAQ Stock Market;

•	whether the candidate is an “audit committee financial expert” under the rules and regulations of the SEC;

•	the needs of our company with respect to the particular talents and experience of our directors;

•	the personal and professional integrity and reputation of the candidate;

•	the candidate’s level of education and business experience;

•	the candidate’s broad-based business acumen;

•	the candidate’s level of understanding of our business and its industry and other industries relevant to our business;

•	the candidate’s ability and willingness to devote adequate time to work of the Board of Directors and its committees;

•	the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to the needs of our company;

•	whether the candidate possesses strategic thinking and a willingness to share ideas;

•	the candidate’s diversity of experiences, expertise and background; and

•	the candidate’s ability to represent the interests of all stockholders and not a particular interest group.
Code of Conduct and Ethics
Our Code of Conduct and Ethics applies to all of our directors, executive officers, including our President and Chief Executive Officer and our Chief Financial Officer, and other employees, and meets the requirements of the SEC. A copy of our Code of Conduct and Ethics can be found on the Investors—Corporate Governance—Code of Conduct and Ethics section of our corporate website at www.biosantepharma.com. A printed copy of such Code of Conduct and Ethics is also available to any stockholder upon request to our Corporate Secretary at BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone: (847) 478-0500 ext. 120.
Policy Regarding Director Attendance at Annual Meetings of Stockholders
It is the policy of the Board of Directors that directors standing for re-election should attend our annual meeting of stockholders, if their schedules permit. All of the directors attended our annual meeting of stockholders in June 2007, except for Mr. Kjaer and Mr. Mangano.
Complaint Procedures
The Audit and Finance Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Our personnel with such concerns are encouraged to discuss their concerns with their supervisor first, who in turn will be responsible for informing our Compliance Officer of any concerns raised. Our President and Chief Executive Officer, Stephen M. Simes, currently serves as our Compliance Officer. If an employee prefers not to discuss a particular matter with his or her own supervisor, the employee may instead discuss such matter with our Compliance Officer. If an individual prefers not to discuss a matter with the Compliance Officer or if the Compliance Officer is unavailable and the matter is urgent, the individual is encouraged to contact the Chair of the Audit and Finance Committee, Fred Holubow.
Process Regarding Stockholder Communications with Board of Directors
Stockholders may communicate with the Board of Directors or any one particular director by sending correspondence, addressed to our Corporate Secretary, BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Suite 280, Lincolnshire, IL 60069, with an instruction to forward the communication to the Board of Directors or one or more particular directors. Our Corporate Secretary will promptly forward all such stockholder communications to the Board of Directors or the one or more particular directors, with the exception of any advertisements, solicitations for periodical or other subscriptions and other similar communications.

DIRECTOR COMPENSATION

Summary of Cash and Other Compensation
The following table provides summary information concerning the compensation of each individual who served as a director of our company during the year ended December 31, 2007, other than Stephen M. Simes, our Vice Chairman, President and Chief Executive Officer. Mr. Simes is not compensated separately for serving on the Board of Directors or any of the Board committees. His compensation for serving as an executive officer of our company is set forth under the heading “Executive Compensation.”
DIRECTOR COMPENSATION — 2007

			All Other
	Fees Earned or	Option	Compensation
Name	Paid in Cash ($)	Awards ($)(1)(2)(3)	($)(4)	Total ($)
Louis W. Sullivan, M.D.	$61,500	$10,370	$0	$71,870
Fred Holubow	38,000	10,370	0	48,370
Peter Kjaer	28,500	10,370	0	38,870
Ross Mangano	34,000	10,370	0	44,370
Victor Morgenstern(5)	11,000	2,592	0	13,592
Edward C. Rosenow III, M.D.	31,000	10,370	0	41,370

(1)	We did not grant any options to our non-employee directors during the fiscal year ended December 31, 2007.

(2)	Reflects the dollar amount recognized as stock-based compensation expense for each director for financial statement reporting purposes with respect to the fiscal year December 31, 2007 in accordance with Financial Accounting Standards Board Statement of Accounting Financial Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (FAS 123R), not including an estimate of forfeitures related to service-based vesting conditions. The following table provides additional information regarding the dollar amount recognized as stock-based compensation expense during the fiscal year ended December 31, 2007 for each stock option held by each director reflected in the table:

			Amount
		Number of	Recognized
		Securities	in Financial	Risk Free			Expected
	Grant	Underlying	Statements in	Interest	Expected	Expected	Dividend
Name	Dates	Options (#)	2007 ($)	Rate	Life	Volatility	Yield
Louis W. Sullivan, M.D.	3/16/06	10,000	$10,370	4.10%	10 years	73.94%	0
Fred Holubow	3/16/06	10,000	10,370	4.10%	10 years	73.94%	0
Peter Kjaer	3/16/06	10,000	10,370	4.10%	10 years	73.94%	0
Ross Mangano	3/16/06	10,000	10,370	4.10%	10 years	73.94%	0
Victor Morgenstern	3/16/06	10,000	2,592	4.10%	10 years	73.94%	0
Edward C. Rosenow III, M.D.	3/16/06	10,000	10,370	4.10%	10 years	73.94%	0

(3)	The following table provides information regarding the aggregate number of options to purchase shares of our common stock outstanding at December 31, 2007 and held by each of the directors listed in the above table:

	Aggregate Number of
	Securities Underlying	Exercisable/	Exercise	Expiration
Name	Options	Unexercisable	Price(s)	Date(s)
Louis W. Sullivan, M.D.	52,500	45,833/6,667	$3.87 — 6.70	12/31/2010 — 03/15/2016
Fred Holubow	52,500	45,833/6,667	3.87 — 6.70	12/31/2010 — 03/15/2016
Peter Kjaer	52,500	45,833/6,667	3.87 — 6.70	12/31/2010 — 03/15/2016
Ross Mangano	52,500	45,833/6,667	3.87 — 6.70	12/31/2010 — 03/15/2016
Victor Morgenstern	0	—	—	—
Edward C. Rosenow III, M.D.	52,500	45,833/6,667	3.87 — 6.70	12/31/2010 — 03/15/2016

(4)	We do not provide perquisites or other personal benefits to our directors.

(5)	Mr. Morgenstern served on the Board of Directors, Compensation Committee and the Nominating and Corporate Governance Committee until June 14, 2007. Mr. Morgenstern chose not to stand for re-election at last year’s annual meeting of stockholders in light of his other responsibilities and obligations.
Overview
As described in more detail under the heading “Corporate Governance—Nominating and Corporate Governance Committee—Responsibilities” included elsewhere in this proxy statement, the Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility, among other things, to establish and lead a process for the determination of compensation payable to our non-employee directors. The Nominating and Corporate Governance Committee makes recommendations regarding compensation payable to our non-employee directors to the entire Board of Directors, which then makes the final decisions. The processes and procedures the Nominating and Corporate Governance Committee and the Board of Directors use to consider and determine director compensation are described under the heading “Corporate Governance— Nominating and Corporate Governance Committee—Processes and Procedures for Determination of Director Compensation” included elsewhere in this proxy statement.
The principal elements of our director compensation program for 2007 included:
•	annual cash retainers;

•	meeting fees;

•	reimbursement of expenses; and

•	long-term equity-based incentive compensation, in the form of stock options.
In November 2007, we engaged Remedy Compensation Consulting, a compensation consulting firm, to conduct a competitive assessment of non-employee director compensation of companies in our industry sector to assist the Board of Directors in determining non-employee director compensation. We have defined our industry sector as a peer group of 21 other publicly-held life science companies, with net sales and market capitalizations similar to ours. All but one of the peer companies had less than $30 million in annual net sales for the most recent fiscal year prior to the survey, with most of such companies, like our company, having either minimal or no net sales. All of the peer companies had market capitalizations as of a recent date prior to the survey of between approximately one-half and two times that of our then market capitalization ($85.7 million to $296.8 million). We also chose these companies for inclusion in our peer group based on other business characteristics similar to ours, including stage of development, types of products sold or developed and employee headcount. We use the same peer group for purposes of analyzing our executive compensation. We refer you to the information under the heading “Compensation Discussion and Analysis—Setting Executive Compensation—Use of Peer Group Data” for the names of the companies in our peer group and for additional information regarding the peer group.
Remedy Compensation Consulting conducted an assessment of the following pay elements: cash compensation, including annual retainers and meeting fees; equity grants, including stock options; and additional Board and Board committee chair and member compensation. In determining director compensation, we target total compensation and each element of compensation at the median of our industry sector. According to the findings of Remedy Compensation Consulting, our total direct compensation for our non-employee directors was slightly above the median of our peer companies. Although our annual cash retainer for Board service was at the 75th percentile of our peer companies, our total cash compensation was below the market median of our peer companies. With respect to our equity compensation, in terms of the number of options granted, our initial and recurring option grants were below the 50th percentile, but in terms of value delivered, our annual option grant was above the 50th percentile. Our total additional compensation for our Chairman of the Board and Board committee chairs was below the 50th percentile.
In March 2008, the Nominating and Corporate Governance Committee recommended to the Board of Directors changes to our non-employee director compensation. The Board of Directors approved the recommendations at its regular meeting in March 2008. The changes approved by the Board of Directors are as follows and were effective immediately:
•	Increase the in-person Board meeting fee from $1,000 to $2,000 and increase the telephonic Board and Board committee meeting fee from $500 to $1,000;

•	Increase the annual retainer fee to the chairman of the Audit and Finance Committee from $5,000 to $10,000 and introduce an annual retainer fee for the chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee of $5,000;

•	Introduce an initial option grant of 15,000 shares of common stock to non-employee directors, upon their initial election to the Board of Directors, which stock option would vest in four equal annual installments;

•	Introduce an annual option grant of 10,000 shares of common stock to non-employee directors, which stock option would vest in one year; and

•	Introduce an annual option grant of 5,000 shares of common stock to the Chairman of the Board, which stock option would vest one year from the date of grant.
Cash Compensation
We pay each of our non-employee directors an annual cash retainer of $20,000, paid on a quarterly basis. In addition, we pay the Chairman of the Board an additional $25,000 in annual cash compensation. In 2007, we paid the Chairman of the Audit and Finance Committee an additional $5,000 in annual cash compensation, which increased to $10,000 in March 2008. Beginning in March 2008, we began to pay the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee an additional $5,000 in annual cash compensation. These additional payments are also paid on a pro-rata quarterly basis.
In 2007, we paid each of our non-employee directors an additional cash fee of $1,000 for each Board or Board committee meeting attended in person and $500 for each Board or Board committee meeting attended via telephone. In March 2008, these per meeting fees increased to $2,000 for in-person Board meetings and $1,000 for telephonic Board and Board committee meetings.
We do not compensate Mr. Simes separately for serving on the Board of Directors or any of the Board committees. We do, however, reimburse each member of the Board of Directors, including Mr. Simes, for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings.

Stock Options
From time to time in the past, we have granted options to purchase shares of our common stock to our non-employee directors. We have not historically had a consistent policy of granting stock options to our non-employee directors and instead have granted options on a periodic basis. Prior to 2006, we had not granted any stock options to our non-employee directors since January 2001. In March 2006, we granted each non-employee director a “catch-up” ten-year option to purchase 40,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, which options were immediately exercisable on the date of grant. Also in March 2006, we granted each non-employee director an ten-year option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, which options are exercisable in equal installments on an annual basis over a three-year vesting period, commencing in March 2007. The “date of grant” for these purposes was the date on which the corporate approval for the option grant was obtained. During 2007, the Board of Directors did not grant any options to our non-employee directors.
Beginning in March 2008, we began a program in which we will grant on an annual basis ten-year options to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant to our non-employee directors and an additional ten-year option to purchase 5,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant to our Chairman of the Board. These annual stock options will be granted on the last business day of each March and will vest on the one-year anniversary of the date of grant.
We refer you to footnote 2 to the Director Compensation Table above for a summary of all options to purchase shares of our common stock held by our directors, excluding Mr. Simes, as of December 31, 2007. Information regarding stock option grants to Mr. Simes during the year ended December 31, 2007 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards” and information regarding all stock options held by Mr. Simes as of December 31, 2007 is set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.”
Indemnification Agreements
We have entered into agreements with all of our directors under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our directors. We will be obligated to pay these amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

COMPENSATION DISCUSSION AND ANALYSIS

Overview
This “Compensation Discussion and Analysis” section describes the material elements of the compensation awarded to, earned by or paid to our two executive officers who are considered “named executive officers” as a result of their officer positions and the amount of compensation they earned during the year ended December 31, 2007. This discussion analyzes the information contained in the tables and related footnotes and narrative under the heading “Executive Compensation” found elsewhere in this proxy statement. In so doing, this discussion describes our compensation objectives, philosophy, policies and practices with respect to our named executive officers. Although this discussion focuses primarily on compensation awarded to, earned by and paid to our named executive officers during 2007, this discussion also describes compensation actions taken prior to and after 2007 to the extent it enhances the understanding of or gives context to our executive compensation disclosure for 2007.
Objectives and Philosophy of Our Executive Compensation Program
Our executive compensation program is designed to:
•	attract and retain executives important to the success of our company and the creation of value for our stockholders;

•	motivate our executives to achieve company and individual performance objectives and create stockholder value;

•	reward our executives for the achievement of company and individual performance objectives, the creation of stockholder value in the short and long term and their contributions, in general, to the success of our company; and

•	impose consequences for company, individual and stock price underperformance.
In order to achieve these objectives, the Compensation Committee and the Board of Directors make compensation decisions based on the following philosophy and principles:
•	We favor having a significant component of variable compensation tied to attainment of company objectives and achievement of individual goals over solely fixed compensation.

•	We seek to reward achievement of key company objectives, such as successful clinical testing, obtaining regulatory approvals for our products, executing in-licensing and out-licensing agreements, entering into strategic relationships to market and sell our products and raising additional financing on terms favorable to our company, that create value for our stockholders and ultimately and presumably should result in an increase in our stock price.

•	A greater percentage of total compensation should be tied to performance and stock price, and therefore at risk, as position and responsibility increases. Individuals, such as our named executive officers, with greater roles and responsibilities associated with achieving our company’s objectives should bear a greater proportion of the risk that those objectives are not achieved and our stock price decreases than other employees and should receive a greater proportion of the reward if objectives are met or surpassed and our stock price increases.
•	We seek to align the interests of our executives with the interests of our stockholders through the use of long-term, equity-based incentive compensation, in the form of stock options, and further emphasized through our corporate governance standards which encourage our executives to maintain a financial stake in our company.
Setting Executive Compensation
Based on the objectives of our executive compensation program, the Compensation Committee and Board of Directors have structured our annual and long-term incentive-based cash and non-cash executive compensation program to motivate our executives to achieve the business goals established by the Board of Directors and reward our executives for achieving these goals.
Role of Compensation Committee. As described in more detail under the heading “Corporate Governance—Compensation Committee—Responsibilities” and “Corporate Governance—Compensation Committee—Processes and Procedures for Consideration and Determination of Executive Compensation” found elsewhere in this proxy statement, decisions regarding executive compensation made by the Compensation Committee prior to March 2007 were considered final and were not generally subject to review or ratification by the Board of Directors. In March 2007, however, the Board of Directors, upon recommendation of the Compensation Committee, amended the Compensation Committee’s formal written charter, to provide for decisions by the Compensation Committee regarding the compensation of our executive officers to be in the form of recommendations to the Board of Directors, instead of final decisions, with the final decisions on such matters to be decided by the entire Board of Directors. The processes and procedures the Compensation Committee used to consider and determine executive compensation for 2007 are described under the heading “Corporate Governance—Compensation Committee—Processes and Procedures for Consideration and Determination of Executive Compensation” found elsewhere in this proxy statement.
Input from Management. Our President and Chief Executive Officer, Stephen M. Simes, assists the Compensation Committee in gathering compensation related data regarding our executive officers, including himself, and making recommendations to the Compensation Committee regarding the form and amount of compensation to be paid to each executive officer, including himself. In making final decisions regarding compensation to be paid to our executive officers, the Compensation Committee considers the recommendations of our President and Chief Executive Officer, but also considers other factors, such as its own views as to the form and amount of compensation to be paid, peer group data provided by independent compensation consultants, the achievement by the company of performance objectives and the achievement by the individual officers of individual goals, the general performance of the company and the individual officers, the performance of the company’s stock price and other factors that may be relevant. Final deliberations and decisions by the Compensation Committee or the Board of Directors regarding the form and amount of compensation to be paid to our executive officers, including our President and Chief Executive Officer, for 2007 performance were made by the Board of Directors without the presence of our President and Chief Executive Officer or any other executive officer of our company.
Use of Compensation Consultants. Historically, our President and Chief Executive Officer has engaged a compensation consultant on behalf of our company to gather competitive executive compensation data to assist our compensation committee in determining executive compensation. In December 2006, our management engaged Top Five Data Services, Inc., a compensation consulting firm, to conduct an executive compensation competitive assessment to assist the Compensation Committee in determining our executive officers’ base salaries, cash bonuses and stock option grants. Top Five Data Services, Inc. conducted an assessment of the following pay elements: base salary, cash bonuses, stock options and total direct compensation. Top Five Data Services, Inc. also reviewed the stock option holdings of our executive officers in comparison to the market.
After conducting a request for proposal process at the end of 2006 and the beginning of 2007, the Compensation Committee engaged Top Five Data Services, Inc. in January 2007 to assist the Compensation Committee in gathering compensation data and developing recommendations regarding the form and amount of compensation to be paid to our executive officers. In March 2007, certain individuals of Top Five Data Services, Inc. left Top Five Data Services, Inc. and formed their own compensation consulting business named Remedy Compensation Consulting. The Compensation Committee then engaged Remedy Compensation Consulting to perform the services previously assigned to Top Five Data Services, Inc.
At the end of 2007 in anticipation of making compensation decisions regarding base salaries for 2008 and annual bonuses for 2007 performance, the Compensation Committee engaged Remedy Compensation Consulting again to prepare an updated executive compensation analysis. In addition, the Compensation Committee also engaged Remedy Compensation Consulting to prepare an executive staffing study and a study of severance and change in control arrangements. For purposes of these two studies, the same peer group of 21 companies used for the executive compensation analysis as described in more detail below was used.
Remedy Compensation Consulting’s engagement with BioSante includes reviewing and advising on all significant aspects of executive compensation. This includes base salaries, bonuses and equity awards, as well as severance and change in control arrangements. The Chairman of the Compensation Committee, Louis W. Sullivan, M.D., consults with a representative of Remedy Compensation Consulting prior to most Compensation Committee meetings. A representative of Remedy Compensation Consulting from time-to-time is also invited to attend meetings of the Compensation Committee and Board of Directors. Remedy Compensation Consulting does not advise our management and only works with management with the express permission of the Compensation Committee.
Use of Peer Group Data. During the past several years, our compensation consultant has conducted an annual executive compensation competitive assessment of the base salaries, annual bonus opportunity, total cash compensation, stock options and total direct compensation paid to our executive officers and reviewed the option holdings of our executive officers in comparison to similar executives of other companies in our industry sector. The Compensation Committee and the Board of Directors have used such information to assist them in determining the amount of base salary, annual incentive compensation, total compensation and the form and amount of long-term equity-based incentive compensation to pay our named executive officers.
In 2007, we worked with Remedy Compensation Consulting to define a peer group of 21 other publicly-held life science companies, with net sales and market capitalizations similar to ours. All but one of the peer companies had less than $30 million in annual net sales for the most recent fiscal year prior to the survey, with most of such companies, like our company, having either minimal or no net sales. All of the peer companies had market capitalizations as of a recent date prior to the survey of between approximately one-half and two times that of our then market capitalization ($85.7 million to $296.8 million). We also chose these companies for inclusion in our peer group based on other business characteristics similar to ours, including stage of development, types of products sold or developed and employee headcount. The companies in our peer group include the following:

Alexza Pharmaceuticals, Inc.
Alfacell Corporation
Altus Pharmaceuticals Inc.
Anika Therapeutics, Inc.
Antares Pharma, Inc.
Columbia Laboratories, Inc.
Combinatorx, Incorporated
Critical Therapeutics, Inc.
Cyclacel Pharmaceuticals, Inc.
Cytrx Corporation
Genvec, Inc.
Immtech Pharmaceuticals, Inc.
ISTA Pharmaceuticals, Inc.
NexMed, Inc.
Novavax, Inc.
Nuvelo, Inc.
OxiGENE, Inc.
Palatin Technologies, Inc.
Panacos Pharmaceuticals, Inc.
Repros Therapeutics Inc.
Tercica, Inc.
While the Compensation Committee and the Board of Directors recognize that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to our company, the Compensation Committee and the Board of Directors, nevertheless, believe that gathering this information is an important part of its compensation-related decision-making process.
Determination of Amount of Compensation. Our executive compensation program as a whole and each individual element of the program is designed to be market competitive in order to attract, motivate and retain executives necessary to the achievement of our company objectives. We generally target total compensation and each element of total compensation at the median of our industry sector. In determining the amount of compensation to pay our named executive officers, the Compensation Committee and the Board of Directors generally consider factors, such as:
•	the executive’s position within the company and the level of responsibility, skills and experience required by the executive’s position;

•	the executive’s experience and qualifications;

•	our ability to replace such individual and the overall competitive environment for executive talent;

•	the attainment of or failure to attain company objectives and the difficulty in achieving desired company objectives;

•	individual performance of the executive as measured in isolation and in comparison to certain goals discussed in advance by the Compensation Committee and the Board of Directors and the individual executive;

•	current and historical compensation levels;

•	the executive’s length of service to our company;

•	peer group compensation data gathered by our compensation consultant; and

•	other considerations the Compensation Committee and the Board of Directors deem relevant.
Determination of Form of Compensation. The principal elements of our executive compensation program include base salary, annual incentive compensation, long-term equity-based incentive compensation, in the form of stock options, and other compensation as described in more detail below under the heading “—Elements of Our Executive Compensation Program.” In determining the form of compensation to pay our named executive officers, the Compensation Committee and the Board of Directors view these elements of our executive compensation program as related but distinct. Although the Compensation Committee and the Board of Directors review total compensation, they do not believe that significant compensation derived by an executive from one element of our compensation program should necessarily negate or result in a reduction in the amount of compensation the executive receives from other elements or that, conversely, minimal compensation derived from one element of compensation should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.
Except as described below, neither the Compensation Committee nor the Board of Directors has adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, the philosophy of the Compensation Committee and the Board of Directors is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position and responsibility increases given the influence that more senior level executives generally have on company performance. It is also the view of the Compensation Committee and the Board of Directors to keep cash compensation to the minimum competitive level (which we define to be the median of the peer group) while providing the opportunity to be appropriately rewarded through long-term equity-based incentive compensation, in the form of stock options, if the company’s stock price performs well over time. Thus, individuals with greater roles and responsibilities associated with achieving our company’s objectives and thus presumably increasing our stock price should bear a greater proportion of the risk that those goals are not achieved and our stock price decreases than other employees and should receive a greater proportion of the reward if objectives are met or surpassed and our stock price increases.
Elements of Our Executive Compensation Program
The principal elements of our executive compensation program for 2007 included:
•	base salary;

•	annual incentive compensation;

•	long-term equity-based incentive compensation, in the form of stock options; and

•	all other compensation, such as perquisites.
Base Salary. We provide a base salary for our named executive officers, which, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year to support their standard of living.
We initially fix base salaries for our executives at a level we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. We also take into account the base compensation that is payable by companies in our peer group.

The Compensation Committee and the Board of Directors review base salaries for our named executive officers each year beginning in December and generally approve any increases for the following year in January or as soon as practicable thereafter. Regardless of when the final decision regarding base salaries for a calendar year is made, any increases in base salaries are effective as of January 1 of that year, which could result in a retroactive payment to the executive shortly after the final decision is made.
In determining the amount of base salaries for our named executive officers, the Compensation Committee and the Board of Directors strive to target base salaries at the median of the range of salaries for executives in similar positions and with similar responsibilities at companies in our peer group. The median was selected to assure that we pay approximately the same for a given position in the marketplace, without over- or under-compensating an executive. Deviation from the median may be determined to be appropriate based on the Compensation Committee’s and the Board’s assessment of the responsibilities of the position, and the executive’s performance and experience, recognizing that not all positions are directly correlated at different companies and not all individuals have the same talents as their peers.
The determinations of the Compensation Committee and the Board of Directors regarding the base salaries of our named executive officers are based on a number of factors, including: the executive’s position within the company and the level of responsibility, skills and experiences required by the executive’s position; the executive’s experience and qualifications; our ability to replace such individual and the overall competitive environment for executive talent; the executive’s current base salary; the executive’s length of service to our company, the executive’s past performance and the impact of such performance on the attainment of company objectives; competitive compensation data; and other considerations the Compensation Committee and the Board of Directors deem relevant.
The Compensation Committee and the Board of Directors also recognize that in addition to the typical responsibilities and duties held by our executives by virtue of their positions, our executives often possess additional responsibilities and perform additional duties that would be typically delegated to others in most organizations with additional personnel and resources due to the small number of our employees. This recognition was confirmed by the results of an executive staffing analysis performed by Remedy Compensation Consulting for the Compensation Committee in December 2007. The focus of the analysis was on executive staffing levels, in terms of numbers and aggregate compensation levels, compared to selected metrics, including number of employees, market capitalization and revenue. The peer group of companies used in the executive staffing analysis was the same group of 21 peer companies used in the executive compensation analysis. The results of the executive staffing analysis showed that our company as of the measurement date had significantly fewer executives and employees than the companies in our peer group and our total executive base pay levels were low in comparison to our peer companies and our market capitalization per executive was high in comparison to our peer companies.
Finally, in determining base salaries each year, the Compensation Committee and the Board of Directors take into consideration employment letter agreements with our named executive officers, which obligate our company absent any consent by the executive officer to increase the base salaries of our named executive officers each year, at a minimum rate consistent with any increase in the Consumer Price Index.
Annual Incentive Compensation. We provide our named executive officers the opportunity for annual incentive compensation, which is designed to provide a direct financial incentive to our executives for the achievement of annual performance objectives of our company and individual goals of the executives. As required under the terms of letter agreements we entered into with our two executive officers in connection with offering them employment approximately 10 years ago, we provide Stephen M. Simes, our President and Chief Executive Officer, the opportunity to earn up to 50 percent of his base salary and Phillip B. Donenberg, our Chief Financial Officer, Treasurer and Secretary, the opportunity to earn up to

30 percent of his base salary, each year in the form of a performance bonus. The Board of Directors has the discretion to pay a bonus to these executives in excess of these percentages and indeed did so for 2007 performance.
The Board of Directors, upon recommendation of the Compensation Committee, determines the amount of the bonus each year for each executive based on, among other things, the achievement of informal performance objectives of our company and individual goals by the executive. Conceptual performance objectives and individual goals for each executive for any given year are discussed among the executives and the Compensation Committee during the beginning of the year but are not formally established or agreed upon in advance. After the completion of each year, the Board of Directors, upon recommendation of the Compensation Committee and excluding the President and Chief Executive Officer who is not present during these discussions, determines, the amount of annual performance bonus to be paid to each executive. Such determination is made after first receiving input from Mr. Simes as to his views of the amount of bonus each executive, including himself, should receive. In determining the final amount of annual performance bonus to be paid to each executive, the Board of Directors considers the recommendation of the Compensation Committee, input received from Mr. Simes, the Board’s own views as to the achievement of company performance and individual executive goals as discussed in concept at the beginning of the year, the general performance of the company and the executives during the year regardless of any specific objectives discussed in the beginning of the year, the performance of the company’s stock price during the year, competitive compensation data and other relevant factors. The amount of annual cash bonuses paid to our named executive officers is highly discretionary and has been highly variable from year to year.
Although for the past few years, the annual performance bonus has been paid entirely in cash, it has also in the past been paid one-half in cash and one-half in shares of our common stock. In addition, although in the past the annual performance bonus has been paid to executives in one lump sum shortly after the determination of the amount, the annual performance bonus for 2007 performance, similar to last year’s performance bonus, will be paid to executives in two installments: one-half in January 2008 and the remaining amount on December 31, 2008 or sooner, subject to the discretion of the Compensation Committee, so long as the executive remains an employee of our company as of such date or if not employed as of such date was terminated by us without cause. In addition, the second installment payment would be made to the executives immediately upon any change of control of our company, including a merger or acquisition of our company. The Board of Directors, upon recommendation of the Compensation Committee, decided to defer the payment of the second half of the 2007 discretionary cash bonus to add a retention value to the second payment and to a lesser extent to conserve our cash resources.
Long-Term Equity-Based Incentive Compensation. Although we do not have any detailed stock retention or ownership guidelines, the Board of Directors has adopted Corporate Governance Standards that address ownership of our common stock by our named executive officers and which encourage our executives to have a financial stake in our company in order to align the interests of our stockholders and management. We, therefore, provide long-term equity-based incentive compensation to our named executive officers, as well as to all of our employees, in the form of stock options. Although, as mentioned above, we have paid in the past a portion of the annual performance bonus in shares of our common stock through stock grants, we have not done so for the past several years and thus have used stock options as our sole method of long-term equity-based incentive compensation.
We believe that stock options are an important part of our overall compensation program. Through the grant of stock options, we seek to align the long-term interests of our executives and other employees with the long-term interests of our stockholders by creating a strong and direct linkage between compensation and long-term stockholder return. When our executives deliver returns to our stockholders, in the form of increases in our stock price or otherwise, stock options permit an increase in their compensation. Thus, stock options also may enable us to attract, retain and motivate executives and other employees by maintaining competitive levels of total compensation. However, unless our stock price increases after the stock option grants are made, they deliver no value to the option holders.
All of our stock options have been granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, which has been approved by our stockholders. Under the 1998 plan, we have the ability to grant stock options, stock awards and stock units. To date, only incentive and non-statutory stock options and stock awards have been granted. The 1998 plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits. For more information regarding the terms of our 1998 plan, we refer you to “Executive Compensation—Grants of Plan-Based Awards—BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.”
Since our 1998 plan expires in December 2008, the Board of Directors, upon recommendation of the Compensation Committee, has approved a new stock incentive plan, which we are submitting to our stockholders for their consideration at our 2008 annual meeting of stockholders. Although the new stock incentive plan is an “omnibus” plan that permits the grant of equity-based incentive awards besides stock options, such as restricted stock, restricted stock units, stock appreciation rights, performance units and stock bonuses, the Board of Directors and Compensation Committee presently intend to grant only stock options under the new stock incentive plan for the foreseeable future. The Board of Directors and Compensation Committee adopted the omnibus stock incentive plan to maintain as much flexibility as possible with respect to equity-based compensation going forward.
In March 2007, we adopted a Policy and Procedures Regarding the Grant of Stock Options and Other Equity-Based Incentive Awards. Under the policy, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has the authority to grant options to directors, and upon recommendation of the Compensation Committee, has the authority to grant options to executive officers. Grants to be made in connection with new hires and promotions of executive officers will be recommended by our President and Chief Executive Officer and will be considered and acted upon by the Board of Directors, upon recommendation of the Compensation Committee, at the next Board of Directors meeting or by unanimous written consent resolutions, or in the case of executive officers, as part of their compensation package at the time of hire or promotion. Current executive officers and other employees are eligible for option grants thereafter on a periodic basis. We do not have, nor have we ever had, a program, plan or practice to time stock option grants to executives in coordination with the release of material nonpublic information.
The policy also sets forth the general terms and conditions of our stock option grants. We generally grant “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, in order to provide our executives and other employees the additional tax benefit associated with incentive stock options, which we believe at this time as a result of our net loss position outweighs our interest in obtaining the federal corporate income tax deduction which would be available if we granted non-statutory stock options. The stock options granted to our executives and other employees typically vest or become exercisable over a period of three years from the date of grant, with one-third of the underlying shares vesting in each year on the anniversary of the date of grant, so long as the optionee continues to be employed by us. Stock options typically remain exercisable for a period of 10 years from the date of grant, so long as the optionee continues to be employed by us. We have also in the past and may in the future grant performance-based stock options that vest upon the attainment of certain performance milestones.
It is our policy to set the per share exercise price of all stock options granted under the plan at an amount equal to the fair market value of a share of our common stock on the date of grant. The “date of grant”

for these purposes means the date on which the corporate approval for the option grant was obtained, which means the date on which the Board of Directors or the Compensation Committee met and approved the option grant. For purposes of our 1998 plan, the fair market value of our common stock is the mean between the reported high and low sale price of our common stock, as reported by the NASDAQ Stock Market. We may not under the terms of our 1998 plan, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted “underwater” option. For purposes of the 1998 plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price. Other typical terms of the stock options we grant to our executives and other employees are described elsewhere in this proxy statement under the heading “Executive Compensation—Grants of Plan-Based Awards—BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.” The material terms of our proposed new 2008 stock incentive plan are described elsewhere in this proxy statement under the heading “Approval of 2008 Stock Incentive Plan (Proposal 2).”
We review the long-term equity-based incentives for our named executive officers, on an individual basis and on an aggregate basis, at the time we determine performance bonuses for the previous year and base salaries for the current year. The determination of the Board of Directors regarding the number of stock options to grant our named executive officers is based on the recommendation of the Compensation Committee and a number of other factors, including: the executive’s position within the company and the level of responsibility, skills and experiences required by the executive’s position; the executive’s experience and qualifications; our ability to replace such individual and the overall competitive environment for executive talent; the attainment of or failure to attain company objectives and the difficulty in achieving desired company objectives; individual performance of the executive as measured in isolation and in comparison to certain goals set by the Compensation Committee and the Board of Directors and the individual executive; the executive’s length of service to our company; the executive’s percentage ownership of our common equity outstanding, including stock options, and compensation data from companies in our peer group, including outstanding options held by an executive as a percentage of our common equity outstanding.
All Other Compensation. It is generally our policy not to extend significant perquisites and other benefits to our executives that are not generally available to our employees. The only significant perquisites that we provide to our named executive officers are those that are required under the terms of their employment letter agreements. Both of our named executive officers receive a monthly auto allowance and reimbursement for excess long-term disability insurance premiums and taxes associated with the premiums. Stephen M. Simes, our President and Chief Executive Officer, receives reimbursement for excess term life insurance premiums and taxes associated with the premiums. Our executives also receive benefits, which are also received by our other employees, including 401(k) matching contributions, health, dental and life insurance benefits, and reimbursement for certain health club costs, not to exceed $600 per year, per employee. We do not provide pension arrangements or post-retirement health coverage for our employees, including our executives. We also do not provide any nonqualified defined contribution or other deferred compensation plans. Our executive compensation program includes change in control arrangements and post-termination severance arrangements, which are provided under our 1998 plan and the employment letter agreements with our executives, as described in more detail below under the heading "—Change in Control and Post-Termination Severance Arrangements.”
Analysis of Named Executive Officer Compensation Arrangements for 2007 — Stephen M. Simes
Overview. As President and Chief Executive Officer, Stephen M. Simes has overall responsibility for the execution of our annual and long-term company objectives and strategy. Under Mr. Simes’ leadership, during 2007, our first ever U.S. Food and Drug Administration (FDA) approved product, Elestrin™ (formerly known as Bio-E-Gel®), was commercially launched by our exclusive licensee, Nycomed US

Inc. (formerly Bradley Pharmaceuticals, Inc.) and we made significant progress in the development of LibiGel®, which we anticipate could be a very successful product if approved by the FDA. Specifically, during 2007, under Mr. Simes’ management and direction:
•	We reached agreements with the FDA on key FDA requirements for the development and approval of LibiGel in the treatment of female sexual dysfunction (FSD), specifically, hypoactive sexual desire disorder (HSDD), including in particular the LibiGel Phase III safety study protocol and the LibiGel Phase III clinical trial design, clinical endpoints, sample size, planned conduct and statistical analyses. The latter agreement was confirmed in writing by the FDA through the special protocol assessment (SPA) process in January 2008. As a result, we believe we now have a clearly defined, reasonable, feasible and affordable LibiGel development path that can lead to the approval of LibiGel.

•	Our marketing licensee, Nycomed, commercially launched Elestrin in the U.S. entitling us to receive royalties on Elestrin sales.

•	A new patent issued covering the formulations used in LibiGel and Elestrin, which patent will expire on June 25, 2022 and lists Mr. Simes as an inventor of the formulation.

•	We and a subsidiary of Teva Pharmaceutical Industries Ltd. signed an amendment to our development and license agreement under which Teva and us will reinitiate our collaboration on the development of our male testosterone therapy gel, Bio-T-Gel, for the U.S. market.

•	We sub-licensed U.S. rights to a new triple hormone oral contraceptive to Pantarhei Bioscience B.V. (Pantarhei), a Netherlands-based pharmaceutical company, under which Pantarhei is responsible for all expenses to develop and market the product and we may receive certain development and regulatory milestones for the first product developed under the license and royalty payments on any sales of the product in the U.S., if and when approved and marketed.

•	We entered into a license agreement covering the use of our patented calcium phosphate nanotechnology (CaP) as a facial filler (BioLook™) in aesthetic medicine with Medical Aesthetics Technology Corporation (“MATC”) under which MATC will be responsible for continued development of the product, including required clinical trials, regulatory filings and all manufacturing and marketing associated with the product and we received an ownership position in MATC of about five percent and may receive certain milestone payments and royalties as well as share in certain payments if MATC sublicenses the technology.

•	We transferred our common stock listing from the American Stock Exchange to the NASDAQ Global Market.

•	We raised $18.7 million in a private placement of shares of our common stock at a purchase price of $6.00 per share, plus warrants.

•	Two new analysts commenced coverage of our company with “buy” recommendations.

•	We successfully managed SEC review of our annual report on Form 10-K for the fiscal year ended December 31, 2006 with no restatements necessary and few prospective disclosure undertakings.

•	Our stock price increased 36.5 percent from $2.77 on December 29, 2006 to $3.78 on December 31, 2007, compared to an average annual decrease of 22.4 percent for the 21 companies in our peer group.
Base Salary. Mr. Simes’ base salary for 2007 was $394,000, which represented an approximately five percent increase over his base salary for 2006. In establishing Mr. Simes’ base salary for 2007 and specifically approving a five percent increase over his base salary for 2006, the Compensation Committee considered competitive market data gathered by the Compensation Committee’s compensation consultant which indicated that Mr. Simes’ base salary was competitive with the base salaries of other chief executive officers of companies in our peer group, the company’s and his individual performance during 2007, the fact that he had not received a base salary increase in 2006, and our obligation under Mr. Simes’ employment letter agreement to increase his base salary each year by at least a minimum rate consistent with any increase in the Consumer Price Index.
The Compensation Committee recently established Mr. Simes’ 2008 base salary at $417,640, which represents a six percent increase over his base salary for 2007. In establishing Mr. Simes’ base salary for 2008, the Board of Directors believed that although competitive market data gathered by the Compensation Committee’s compensation consultant indicated that Mr. Simes’ base salary was slightly higher than the median of base salaries of other chief executive officers of companies in our peer group, a six percent increase in Mr. Simes’ base salary was appropriate in light of the company’s and his individual performance during 2007.
Annual Incentive Compensation. Mr. Simes received a discretionary cash bonus of $256,100 for his 2007 performance, which represents 65.0 percent of his base salary for 2007 and 29.1 percent of his total compensation for 2007 as calculated for purposes of the Summary Compensation Table found later in this proxy statement. In approving Mr. Simes’ discretionary cash bonus for 2007, the Board of Directors recognized, among other achievements by our company in 2007, the progress made during 2007 to achieve clarity from the FDA on key FDA requirements for the development and approval of LibiGel, efforts to continue to sublicense our hormone therapy products and the completion of our June 2007 financing. The Board of Directors also recognized certain individual contributions by Mr. Simes during 2007, including in particular his role in our company achievements during 2007. The Compensation Committee also noted the price of our common stock, which despite the fact that the price had decreased from its high of $8.00 during second quarter 2007, the price was still up 36.5 percent during 2007.
The Board of Directors specifically approved the payment of one-half of the bonus in January 2008 and the remaining one-half of the bonus on December 31, 2008, or sooner, subject to the discretion of the Compensation Committee, so long as Mr. Simes remains an employee of our company as of such date or if not employed as of such date was terminated by us without cause. In addition, the second installment payment would be made to Mr. Simes immediately upon any change of control of our company, including a merger or acquisition of our company. The Board of Directors decided to defer the payment of the second half of Mr. Simes’ discretionary cash bonus to add a retention value to the second payment and to a lesser extent to conserve cash resources.
Long-Term Equity-Based Incentive Compensation. In January 2007, the Compensation Committee granted Mr. Simes an option to purchase 250,000 shares of our common stock at an exercise price of $2.775 per share, which represented the fair market value of our common stock, as determined under our stock plan, on the date of grant. The “date of grant” was the date on which the Compensation Committee met and approved the option grant. In determining the number of stock options to grant Mr. Simes, the Compensation Committee took into consideration: (1) the fact that Mr. Simes had not received any stock option grants since May 2003; (2) the fact that all of his then current stock option holdings were exercisable and vested; (3) the company’s and Mr. Simes’ individual performance during 2006; (4) the fact that according to competitive data gathered by the Compensation Committee’s compensation consultant, most companies in our company’s peer group grant equity awards, such as stock options, on an annual basis, to their executive officers; and (5) the fact that according to competitive data gathered by Compensation Committee’s compensation consultant, Mr. Simes option holdings expressed as a percentage of our common equity outstanding were significantly below the median of our peer group.
In January 2008, the Board of Directors, upon recommendation of the Compensation Committee, granted Mr. Simes an option to purchase 100,000 shares of our common stock at an exercise price of $3.995 per share, which represented the fair market value of our common stock, as determined under our stock plan, on the date of grant. The “date of grant” was the date on which the Board of Directors met and approved the option grant. In determining the number of stock options to grant Mr. Simes in January 2008, the Board of Directors took into consideration: (1) the company’s and Mr. Simes’ individual performance during 2007 and (2) the fact that according to competitive data gathered by the Compensation Committee’s compensation consultant, most companies in our company’s peer group grant equity awards, such as stock options, on an annual basis, to their executive officers.
All Other Compensation. All other compensation paid to Mr. Simes during 2007 amounted to $41,859, which represented 10.6 percent of his base salary for 2007 and 4.8 percent of his total compensation for 2007 as calculated for purposes of the Summary Compensation Table found later in this proxy statement. All other compensation paid to Mr. Simes during 2007 consisted of a car allowance in the amount of $12,000, reimbursement of premiums for supplemental term life and long-term disability insurance in the amount of approximately $12,804 and taxes associated with such premiums in the amount of approximately $6,805 and a 401(k) matching contribution in the amount of $10,250, which match is available to all employees. We are required under the terms of our employment letter agreement with Mr. Simes to provide the $1,000 per month car allowance, which amount has not changed since the execution of his agreement in January 1998, and to provide Mr. Simes supplemental term life and long-term disability insurance.
Total Compensation Mix. The table below illustrates how total compensation for Mr. Simes was allocated between performance and non-performance based components, how performance based compensation is allocated between short-term and long-term components and how total compensation is allocated between cash and equity components. For purposes of this table, our long-term equity-based compensation (including the amount of long-term equity incentives included in total compensation) is based on its grant date fair value computed in accordance with FAS 123R, which is different than the manner in which this amount is calculated for purposes of the Summary Compensation Table. See “Executive Compensation—Summary of Cash and Other Compensation.”

Total Compensation Mix
(base salary, short-term cash incentives, long-term
equity incentives and executive benefits and perquisites)

% of Total		% of Performance Based Total		% of Total
Compensation that is:		Compensation that is:		Compensation that is:
Performance	Not Performance
Based(1)	Based (2)	Short-Term(3)	Long-Term(4)	Cash Based(5)	Equity Based(6)
64.8%	35.2%	31.9%	68.1%	55.8%	44.2%

(1)	Short-term cash incentives plus long-term equity incentives divided by total compensation

(2)	Base salary plus executive benefits and perquisites divided by total compensation

(3)	Short-term cash incentives divided by short-term cash incentives plus long-term equity incentives

(4)	Long-term equity incentives divided by short-term cash incentives plus long-term equity incentives

(5)	Base salary plus short-term cash incentives and executive benefits and perquisites divided by total compensation

(6)	Long-term equity incentives divided by total compensation
Consistent with the philosophy of our executive compensation program, the majority of Mr. Simes’ 2007 compensation was performance-based. As a performance driven culture we favor having a significant component of variable compensation tied to results and achievement over solely fixed compensation. To align the interests of our named executive officers with the interests of our stockholders, the majority of the performance-based compensation paid to Mr. Simes in 2007 was in the form of long-term equity incentives and a significant part of his 2007 total compensation paid was equity based.
Analysis of Named Executive Officer Compensation Arrangements for 2007 — Phillip B. Donenberg
Overview. As Chief Financial Officer, Treasurer and Secretary, Phillip B. Donenberg has overall responsibility for our company’s financial and accounting matters, Securities and Exchange Commission filings, corporate governance matters and investor relations. Due to his position and responsibilities, Mr. Donenberg played a significant role in connection with the following activities during 2007:
•	the execution of our agreements with Teva, Pantarhei and MATC;

•	the completion of our financing transaction in which we raised $18.7 million in a private placement of shares of our common stock at a purchase price of $6.00 per share, plus warrants;

•	the transfer of our common stock listing from the American Stock Exchange to the NASDAQ Global Market;

•	the commencement of coverage of our company with “buy” recommendations by two new analysts; and

•	the successful management of the SEC review of our annual report on Form 10-K for the fiscal year ended December 31, 2006 which resulted in no restatements and few prospective disclosure undertakings.

In addition, the Compensation Committee and Board recognized Mr. Donenberg for the following during 2007:
•	timely and efficient financial statement quarterly reviews, annual financial audit and SEC filings;

•	effectiveness of our disclosure controls and procedures as well as our internal control over financial reporting;

•	successful negotiation of significant fee waivers and fee savings related to our insurance costs and SOX 404 readiness and testing; and

•	enhanced corporate governance efforts.
Base Salary. Mr. Donenberg’s base salary for 2007 was $219,000, which represented a five percent increase over his base salary for 2006. In establishing Mr. Donenberg’s base salary for 2007 and specifically approving a five percent increase over his base salary for 2006, the Compensation Committee considered the fact that Mr. Donenberg’s base salary was significantly below the median of base salaries of other chief financial officers of companies in our peer group and recognized Mr. Donenberg’s strong individual performance during 2006.
The Board of Directors recently established Mr. Donenberg’s 2008 base salary at $232,140, which represents a six percent increase over his base salary for 2007. In establishing Mr. Donenberg’s base salary for 2008, the Board of Directors considered the progress the company made towards its goals during 2007 and Mr. Donenberg’s contributions towards such progress. The Board also considered the fact that Mr. Donenberg’s base salary was still significantly below the median of base salaries of other chief financial officers of companies in our peer group and again recognized Mr. Donenberg’s strong individual performance during 2007.
Annual Incentive Compensation. Mr. Donenberg received a discretionary cash bonus of $87,600 for his 2007 performance, which represents 40.0 percent of his base salary for 2007 and 17.1 percent of his total compensation for 2007 as calculated for purposes of the Summary Compensation Table found later in this proxy statement. In approving Mr. Donenberg’s discretionary cash bonus for 2007, the Board of Directors recognized, among other achievements by our company in 2007, the completion of our June 2007 financing and the commencement of coverage of our company with “buy” recommendations by two new analysts. The Board of Directors also recognized certain individual contributions by Mr. Donenberg during 2007, including: timely and efficient financial statement audits and reviews, timely and efficient SEC filings, improved investor relations and improved corporate governance efforts. As with Mr. Simes’ discretionary bonus, in approving Mr. Donenberg’s discretionary cash bonus for 2007, the Board of Directors specifically approved the payment of the bonus in two installments under the same conditions and for the same reasons as explained above.
Long-Term Equity-Based Incentive Compensation. In January 2007, the Compensation Committee granted Mr. Donenberg an option to purchase 50,000 shares of our common stock at an exercise price of $2.775 per share, which represented the fair market value of our common stock on the date of grant as determined under our 1998 plan. In determining the number of stock options to grant Mr. Donenberg in January 2007, the Compensation Committee took into consideration: (1) the company’s performance during 2006; (2) Mr. Donenberg’s individual performance during 2006 and (3) the fact that according to competitive data gathered by our compensation consultant, most companies in our peer group grant equity awards, such as stock options, on an annual basis, to their executive officers.

In January 2008, the Board of Directors granted Mr. Donenberg an option to purchase 60,000 shares of our common stock at an exercise price of $3.995 per share, which represented the fair market value of our common stock on the date of grant as determined under our stock plan. In determining the number of stock options to grant Mr. Donenberg in January 2008, the Board of Directors took into consideration: (1) the company’s performance during 2007; (2) Mr. Donenberg’s individual performance during 2007 and (3) the fact that according to competitive data gathered by our compensation consultant, most companies in our peer group grant equity awards, such as stock options, on an annual basis, to their executive officers.
In July 2005, Mr. Donenberg was granted a stock option to purchase 25,000 shares of our common stock, which option was to vest upon the achievement of certain performance goals. In February 2007, the Compensation Committee determined that certain performance goals had been achieved, thereby resulting in the vesting of 20,000 shares underlying the option. The performance goals that had been achieved or partially achieved included (1) outlicensing a product, (2) becoming a leader and working on employee relations, (3) the initiation of coverage by an investment bank or third party and (4) the involvement in activities to enhance investor/public relations. In March 2008, the Compensation Committee determined that certain additional performance goals had been achieved, thereby resulting in the vesting of the remaining 5,000 shares underlying the option. The performance goals that had been achieved included the completion of our June 2007 financing and the initiation of coverage by two new analysts.
All Other Compensation. All other compensation paid to Mr. Donenberg during 2007 amounted to $19,109, which represented 8.7 percent of his base salary for 2007 and 3.7 percent of his total compensation for 2007 as calculated for purposes of the Summary Compensation Table found later in this proxy statement. All other compensation paid to Mr. Donenberg during 2007 consisted of a car allowance in the amount of $7,200, a 401(k) matching contribution in the amount of $7,750 and reimbursement of the premium for supplemental long-term disability insurance of $3,222 and taxes associated with such premium in the amount of $927. We are required under the terms of our employment letter agreement with Mr. Donenberg to provide the $600 per month car allowance, which amount has not changed since the execution of his agreement in April 1998. Unlike in the case of Mr. Simes, however, we are not required to provide Mr. Donenberg supplemental term life and long-term disability insurance under his agreement.
Total Compensation Mix. The table below illustrates how total compensation for Mr. Donenberg was allocated between performance and non-performance based components, how performance based compensation is allocated between short-term and long-term components and how total compensation is allocated between cash and equity components. For purposes of this table, our long-term equity-based compensation (including the amount of long-term equity incentives included in total compensation) is based on its grant date fair value computed in accordance with FAS 123R, which is different than the manner in which this amount is calculated for purposes of the Summary Compensation Table. See “Executive Compensation—Summary of Cash and Other Compensation.”

Total Compensation Mix
(base salary, short-term cash incentives, long-term
equity incentives and executive benefits and perquisites)

% of Total		% of Performance Based Total		% of Total
Compensation that is:		Compensation that is:		Compensation that is:
Performance	Not Performance
Based(1)	Based(2)	Short-Term(3)	Long-Term(4)	Cash Based(5)	Equity Based(6)
45.3%	54.7%	44.4%	55.6%	74.8%	25.2%

(1)	Short-term cash incentives plus long-term equity incentives divided by total compensation

(2)	Base salary plus executive benefits and perquisites divided by total compensation

(3)	Short-term cash incentives divided by short-term cash incentives plus long-term equity incentives

(4)	Long-term equity incentives divided by short-term cash incentives plus long-term equity incentives

(5)	Base salary plus short-term cash incentives and executive benefits and perquisites divided by total compensation

(6)	Long-term equity incentives divided by total compensation
Consistent with the philosophy of our executive compensation program, a significant portion of Mr. Donenberg’s 2007 compensation was performance-based. As a performance driven culture we favor having a significant component of variable compensation tied to results and achievement over solely fixed compensation. To align the interests of our named executive officers with the interests of our stockholders, the majority of the performance-based compensation paid to Mr. Donenberg in 2007 was in the form of long-term equity incentives and a significant part of his 2007 total compensation was equity based.
Change in Control and Post-Termination Severance Arrangements
Overview. The BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan and the individual agreements entered into in connection with the grant of stock options under such plan provide for the immediate vesting of all stock options then held by our named executive officers, as well as all other employees, upon the completion of a change in control of our company. In addition, our named executive officers have employment letter agreements with us that provide for certain severance payments and benefits upon the termination of their employment with us under certain circumstances, including upon a change in control of our company. These payments and benefits include a lump sum cash payment, in the case of Mr. Simes, or installment cash payments, in the case of Mr. Donenberg, equal to one year’s total compensation, in the case of Mr. Simes, and one year’s base salary, in the case of Mr. Donenberg, as well as continued benefits for a certain minimum time period. These arrangements, including the quantification of the payment and benefits provided under these arrangements, are described in more detail elsewhere in this proxy statement under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control.”
The employment letter agreements with our named executive officers which provide for these severance and change in control arrangements were entered into in connection with our hiring them as executive officers, which in the case of Mr. Simes was in January 1998, and in the case of Mr. Donenberg was in June 1998. These agreements have not been materially amended since April 1999. Nonetheless, we still believe that the severance and change in control protections provided in the agreements are relevant and an important part of our executive compensation program. We believe such protections continue to provide important retention value, especially during critical time periods of our company’s development and life cycle. A study conducted by our outside compensation consultant indicated that similar protections are provided by 95% of the companies in our peer group, and thus we believe we must continue to offer such protections in order to be competitive.
Change in Control Arrangements. We believe the change in control provisions in our 1998 stock plan and the employment letter agreements are particularly important. Pursuant to the terms of our 1998 stock plan and our proposed new stock incentive plan, all stock options held by our named executive officers (as well as all other optionees) would become immediately vested and exercisable upon the completion of a change in control of our company. Thus, the immediate vesting of stock options would be triggered by the change in control and thus is known as a “single trigger” change in control arrangement. While we recognize that “single trigger” change in control arrangements are sometimes criticized as creating a “windfall” for optionees, we, nonetheless, believe such arrangements are appropriate since they provide important retention value during what can often be an uncertain time for employees and provide executives additional financial motivation to complete a transaction that the Board of Directors believes is in the best interests of our stockholders. If an executive were to leave prior to the completion of the change in control, non-vested awards held by the executive would terminate. Based on a study conducted by our compensation consultant of change in control arrangements of the other companies in our peer group we believe that single trigger vesting of equity awards also is consistent with the change in control arrangements of many companies in our peer group.
In order for our named executive officers to receive any other payments or benefits as a result of a change in control of our company, however, there must be a termination event, such as a termination of the executive’s employment by us without cause or a termination of the executive’s employment by the executive for good reason. The employment agreements provide our named executive officers the ability to terminate their employment for good reason either while a change in control transaction is pending (and if it is reasonably expected to close within one year) or within two years following a change in control.
If any payments to a named executive officer under the employment letter agreements or otherwise are considered contingent upon a “change in control” for purposes of Section 280G of the Internal Revenue Code of 1986, as amended, and would therefore constitute a “parachute payment” under the Internal Revenue Code, then such payments would be reduced to the largest amount as will result in no portion of such payments being subject to the tax imposed by Section 4999 of the Internal Revenue Code.
Severance Arrangements. The employment letter agreements with our named executive officers also provide for severance benefits in the event we terminate an executive’s employment without cause or the executive terminates his employment for good reason. If Mr. Simes’ or Mr. Donenberg’s employment is terminated by us without cause or by the executive for good reason, the executive would be entitled to a severance payment, as well as continued health, dental, disability and other benefits are described in more detail elsewhere in this proxy statement under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control.”
Rationale for Change in Control and Severance Arrangements. We believe our change in control and severance arrangements are an important part of our executive compensation program due to the important retention and motivational value. We believe our change in control arrangements mitigate some of the risk that exists for executives working in a small company where there is a meaningful likelihood that the company may be acquired. These arrangements are intended to attract and retain qualified executives who may have employment alternatives that may appear to them in light of a possible change in control to be less risky absent these arrangements. We also believe based on the severance and change in control arrangements study conducted by our compensation consultant that the change in control provisions in our 1998 stock plan and in our proposed new 2008 stock incentive plan and the severance and change in control arrangements provided in the employment letter agreements with our named executive officers are consistent with the design provisions and benefit levels of many other companies in our peer group.

Accounting and Tax Considerations
We account for equity compensation paid to our employees under the rules of Financial Accounting Standards Board Statement of Accounting Financial Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our financial position. We structure our cash compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, all of our named executive officers have received equity compensation awards in the form of incentive stock options, which would not entitle us to any related tax deduction if there is no disqualifying disposition by the optionee. However, some of the incentive stock options that were issued exceeded the $100,000 per year dollar limitation (with respect to exercisability) set forth in Section 422 of the Internal Revenue Code. Accordingly, the incentive stock options issued in excess of this $100,000 per year limitation will be treated as non-qualified stock options for tax purposes. We will, therefore, be entitled to a tax deduction in the year in which the non-qualified stock option is exercised in an amount equal to the amount by which the fair market value of the shares underlying the non-qualified stock options on the date of exercise exceeds the option exercise price.
Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that a publicly held company may deduct for compensation paid to each of its chief executive officer and its next three most highly compensated officers (but excluding the CFO) to $1 million per year. Since none of our named executive officers received compensation over $1 million during 2007, we were not affected by the limitations of Section 162(m) of the Internal Revenue Code.

EXECUTIVE COMPENSATION

Compensation Committee Report
This report is furnished by the Compensation Committee of the Board of Directors with respect to the “Compensation Discussion and Analysis” section of this proxy statement.
The primary purpose of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers. In performing its oversight role, the Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with our management.
Based on the review and discussions of the Compensation Committee described above, and subject to the limitations on the role and responsibilities of the Compensation Committee in its charter, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement for filing with the Securities and Exchange Commission.
This report is dated as of April 10, 2008.
Compensation Committee
Louis W. Sullivan, M.D., Chairman
Ross Mangano
Edward C. Rosenow, III, M.D.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers who serve on the Board of Directors or Compensation Committee. None of the members of the Compensation Committee have been an officer or employee of ours.
Summary of Cash and Other Compensation
The following table provides summary information concerning all compensation awarded to, earned by or paid to our principal executive officer and our principal financial officer during the years ended December 31, 2007 and 2006. We did not have any other executive officers as of December 31, 2007. We refer to these individuals in this proxy statement as our “named executive officers.”
SUMMARY COMPENSATION TABLE — 2007

				Option	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)(3)	Compensation(4)	Total
Stephen M. Simes	2007	$394,000	$256,100	$188,333	$41,859	$880,292
Vice Chairman, President	2006	374,400	140,400	86,030	40,336	641,166
and Chief Executive Officer

Phillip B. Donenberg	2007	219,000	87,600	185,151	19,109	510,860
Chief Financial Officer,	2006	208,572	41,714	127,622	14,700	392,608
Treasurer and Secretary

(1)	Represents discretionary cash bonus earned in year as indicated, but actually paid to named executive officer in the following year. We refer you to the information under the headings “— Annual Performance Bonus” and “Compensation Discussion and Analysis” for a discussion of the factors taken into consideration by the Board of Directors in determining the amount of bonus paid to each named executive officer.

(2)	Reflects the dollar amount recognized as stock-based compensation expense for each named executive officer for financial statement reporting purposes with respect to the fiscal years ended December 31, 2007 and 2006, respectively, in accordance with Financial Accounting Standards Board Statement of Accounting Financial Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (FAS 123R), not including an estimate of forfeitures related to service-based vesting conditions. The following table provides additional information regarding the dollar amount recognized as stock-based compensation expense during the fiscal year ended December 31, 2007 for each stock option held by each named executive officer reflected in the table:

			Amount
		Number of	Recognized
		Securities	in Financial	Risk Free			Expected
	Grant	Underlying Options	Statements in	Interest	Expected	Expected	Dividend
Name	Dates	(#)	2007 ($)	Rate	Life	Volatility	Yield
Stephen M. Simes	1/12/07	250,000	$188,333	4.86%	10 years	69.52%	0
Phillip B. Donenberg	7/19/05	25,000	25,252	4.04%	10 years	73.38%	0
	7/19/05	20,000	57,441	4.76%	10 years	69.23%	0
	3/16/06	62,500	64,791	4.10%	10 years	73.94%	0
	1/12/07	50,000	37,667	4.86%	10 years	69.52%	0

(3)	Represents options granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, the material terms of which are described in more detail below under the heading “Executive Compensation—Grants of Plan-Based Awards—BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.”

(4)	The amounts shown in this column include the following with respect to each named executive officer:

			Insurance
Name	Year	401(k) Match(a)	Premiums(b)	Tax Gross-Up(c)	Auto Allowance
Stephen M. Simes	2007	$10,250	$12,804	$6,805	$12,000
	2006	10,000	11,581	6,756	12,000
Phillip B. Donenberg	2007	7,750	3,222	927	7,200
	2006	7,500	—	—	7,200

(a)	Based on 50 percent of amount the executive officer voluntarily contributed to plan.

(b)	Includes reimbursement for premiums paid by Mr. Simes and Mr. Donenberg for long-term disability insurance and by Mr. Simes for supplemental term life insurance.

(c)	Based on the executive officer’s tax rate at the time the premium was paid.
Simes Employment Letter Agreement. In January 1998, we entered into an employment letter agreement with Stephen M. Simes pursuant to which Mr. Simes serves as our Vice Chairman, President and Chief Executive Officer and a member of the Board of Directors. The current term of this agreement continues until December 31, 2010. On January 1 of each year, the term is automatically extended for an additional one year unless on or before October 1 immediately preceding the extension, either party gives written notice to the other of the termination of the agreement or cessation of further extensions. Under the agreement, Mr. Simes is entitled to a base salary in an amount determined by the Board of Directors, which base salary, however, must be adjusted upward each year at a minimum equal to changes in the Consumer Price Index. Mr. Simes is entitled to receive an annual performance bonus of up 50 percent of his then base salary. The amount of the bonus will be determined in the sole discretion of the Board of Directors, as recommended by Compensation Committee. Mr. Simes is also entitled to a monthly stipend of $1,000 for automobile use, reimbursement of premiums for supplemental term life and long-term disability insurance and taxes associated with such premiums and four weeks paid vacation each year. If Mr. Simes is terminated without cause or upon a change in control or if he terminates his employment for good reason, he will be entitled to certain payments and benefits as described in more detail under the heading "—Potential Payments Upon Termination or Change in Control.” Under the agreement,

Mr. Simes is subject to customary assignment of inventions, confidentiality and non-competition provisions.
Donenberg Employment Letter Agreement. In June 1998, we entered into an employment letter agreement with Phillip B. Donenberg pursuant to which Mr. Donenberg serves as our Chief Financial Officer. The term of this agreement continues until either party gives 30 days written notice to the other of the termination of the agreement. Under the agreement, Mr. Donenberg is entitled to a base salary in an amount determined by the Board of Directors, which base salary, however, must be adjusted upward each year at a minimum equal to changes in the Consumer Price Index. Mr. Donenberg is entitled to receive an annual performance bonus of up to 30 percent of his then base salary. The amount of the bonus will be determined in the sole discretion of the Board of Directors, as recommended by the Compensation Committee. Mr. Donenberg is also entitled to a monthly stipend of $600 for automobile use and three weeks paid vacation each year. If Mr. Donenberg is terminated without cause or upon a change in control or if he terminates his employment for good reason, he will be entitled to certain payments and benefits as described in more detail under the heading "—Potential Payments Upon Termination or Change in Control.” Under the agreement, Mr. Donenberg is subject to customary assignment of inventions, confidentiality and non-competition provisions.
Annual Performance Bonus. As required under the terms of their employment letter agreements, we provide Messrs. Simes and Donenberg the opportunity to earn an annual performance bonus each year in an amount equal to up to 50 percent of Mr. Simes’ base salary and up 30 percent of Mr. Donenberg’s base salary. The Board of Directors has the ability to award a higher bonus if it believes a higher bonus is warranted. The Board of Directors determines the amount of the bonus each year for each executive based on, among other things, input received from Mr. Simes, its own views as to the achievement by the company of performance objectives and the achievement by the individual executives of individual goals, the general performance of the company and the executives during the year, the performance of the company’s stock price during the year and other factors that may be relevant during any given year. For 2007 performance, Mr. Simes received an annual performance bonus in the amount of $256,100, representing approximately 65 percent of his base salary for 2007, and Mr. Donenberg received an annual performance bonus in the amount of $87,600, representing approximately 40 percent of his base salary for 2007. The annual performance bonus for 2007 will be paid entirely in cash in two installments: one-half in January 2008 and the remaining amount on December 31, 2008, or sooner, subject to the discretion of the Compensation Committee, so long as the executive remains an employee of our company as of such date or if not employed as of such date was terminated by us without cause. In addition, the second installment payment would be made to the executive immediately upon any change of control of our company, including a merger or acquisition of our company. For more information regarding the annual performance bonuses received by our named executive officers for 2007 performance, we refer you to the “Compensation Discussion and Analysis” section of this proxy statement.
BioSante 401(k) Savings Plan. We maintain the BioSante 401(k) Savings Plan under which all participants, including executive officers, may voluntarily request that we reduce their pre-tax compensation by up to 100 percent (subject to certain special limitations). We contributed an amount equal to 50 percent of the amount that each participant contributed under this plan, up to a maximum amount allowed by law.
Indemnification Agreements. We have entered into agreements with all of our executive officers under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our executive officers. We will be obligated to pay these amounts only if the executive officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the executive officer had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.
Grants of Plan-Based Awards
The following table provides information concerning grants of plan-based awards to each of our named executive officers during the year ended December 31, 2007. Plan-based awards were granted to our named executive officers during 2007 under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the footnotes to the table below or in the narrative following the table below. Options were granted to the named executive officers subsequent to December 31, 2007 in January 2008. These options are described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement.
GRANTS OF PLAN-BASED AWARDS — 2007

All Other
		Option Awards:			Grant Date
		Number of	Exercise or		Fair Value
		Securities	Base	Closing Market	Stock and Option
	Grant	Underlying	Price of Option	Price on Date of	Awards
Name	Date(1)	Options(#)(2)	Awards ($/Sh)(3)	Grant	($)(4)
Stephen M. Simes	01/12/07	250,000	$2.775	$2.80	$547,668
Phillip B. Donenberg	01/12/07	50,000	2.775	2.80	109,534

(1)	The grant date is the date on which the Compensation Committee met to approve the option grant.

(2)	Represents an option granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, the material terms of which are described in more detail below under the heading “—BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.” The option has a ten-year term and vests over a three-year period, with one-third of the underlying shares vesting on each of January 12, 2008, January 12, 2009 and January 12, 2010, so long as the individual remains an employee of our company as of such date.

(3)	We set the per share exercise price of stock options granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan at an amount equal to 100 percent of the fair market value of a share of our common stock on the date of grant, which under our plan is defined as the mean between the reported high and low sale prices of our common stock, as then reported by the stock exchange on which our common stock is then listed.

(4)	We refer you to note (2) to the Summary Compensation Table for a discussion of the assumptions made in calculating the grant date fair value of the option awards.
BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan. Under the terms of the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, our named executive officers, in addition to other employees and individuals, are eligible to receive equity compensation awards, such as stock options, stock awards and stock units. To date, only incentive and non-statutory stock options and stock awards have been granted under the plan. The plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits.
Incentive stock options must be granted with a per share exercise price equal to at least the fair market value of a share of our common stock on the date of grant. For purposes of the plan, the fair market value of our common stock is the mean between the reported high and low sale prices of our common stock, as reported by the NASDAQ Stock Market. We set the per share exercise price of all stock options granted under the plan at an amount equal to the fair market value of a share of our common stock on the date of grant.
Except in connection with certain specified changes in our corporate structure or shares, the Compensation Committee may not, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted, “underwater” option by amending or modifying the terms of the underwater option to lower the exercise price, canceling the underwater option and granting replacement options having a lower exercise price, or other incentive award in exchange, or repurchasing the underwater options and granting new incentive awards under the plan. For purposes of the plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price.
Options will become exercisable at such times and in such installments as may be determined by the Compensation Committee, provided that options may not be exercisable after 10 years from their date of grant. We generally provide for the vesting of stock options in equal annual installments over a three-year period commencing on the one-year anniversary of the date of grant.
Optionees must pay the exercise price of stock options in cash. However, the Compensation Committee may allow payment to be made (in whole or in part) by (1) using a broker-assisted cashless exercise procedure pursuant to which the optionee, upon exercise of an option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of our common stock or loan a sufficient amount of money to pay all or a portion of the exercise price of the option and/or any related withholding tax obligations and remit such sums to us and directs us to deliver stock certificates to be issued upon such exercise directly to such broker or dealer; or (2) using a cashless exercise procedure pursuant to which the optionee surrenders to us shares of our common stock either underlying the option or that are otherwise held by the optionee.
Under the terms of the plan, unless otherwise provided in a separate agreement, if a named executive officer’s employment or service with our company terminates for any reason, the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will:
•	immediately terminate if the executive’s employment or service relationship with our company terminated for “cause”;

•	continue for a period of twelve months if the executive’s employment or service relationship with our company terminates as a result of the executive’s death or disability; or

•	continue for a period of 90 days if the executive’s employment or service relationship with our company terminates for any reason, other than for cause or upon death or disability.
As set forth in the plan, the term “cause” will be as defined in any employment or other agreement or policy applicable to the named executive officer or, if no such agreement or policy exists, will mean (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to us or any subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the overall duties, or (iv) any material breach of any employment, consulting, confidentiality or non-compete agreement entered into with us or any subsidiary.

As described in more detail under the heading “—Potential Payments Upon Termination or Change in Control,” if there is a change in control of our company, then, under the terms of the plan, unless otherwise provided by the Compensation Committee in its sole discretion either in the agreement evidencing an option at the time of grant or at any time after the grant of an option, all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the executive to whom such options have been granted remains in the employ or service of us or any of our subsidiaries.
Other Information Regarding Plan-Based Awards. Under a provision contained in Mr. Simes’ employment letter agreement, upon his termination of employment by us without cause, all stock options then held by him would be accelerated and all such options would become fully vested and immediately exercisable for a period of one year after his termination date, as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.”
Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding unexercised stock options and equity incentive plan awards that had not vested for each of our named executive officers and that remained outstanding at December 31, 2007. We did not have any stock awards outstanding at December 31, 2007.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2007

	Option Awards
			Equity Incentive
	Number of		Plan Awards: Number
	Securities	Number of Securities	of Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised
	Options (#)	Options (#)	Unearned Options	Option Exercise	Option Expiration
Name	Exercisable	Unexercisable(1)	(#)	Price ($)	Date
Stephen M. Simes	71,407	—	—	$4.00	04/06/2011
	108,507	—	—	3.40	09/26/2012
	126,667	—	—	2.10	05/29/2013
	—	250,000 (2)	—	2.775	01/11/2017
Phillip B. Donenberg	21,547	—	—	4.00	04/06/2011
	37,564	—	—	3.40	09/26/2012
	79,166	—	—	2.10	05/29/2013
	20,000	—	5,000 (3)	3.715	07/18/2015
	17,500	7,500 (4)	—	3.715	07/18/2015
	20,833	41,667 (5)	—	3.87	03/15/2016
	—	50,000 (6)	—	2.775	01/11/2017

(1)	Upon the occurrence of a change in control, the unvested and unexercisable options described in this table will be accelerated and become fully vested and immediately exercisable as of the date of the change in control. For more information, we refer you to the discussion under the headings “—Grants of Plan-Based Awards—BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan” and “—Potential Payments Upon Termination or Change in Control.”

(2)	This option vests over a three-year period, one-third of the underlying shares vesting on each of January 12, 2008, January 12, 2009 and January 12, 2010, so long as Mr. Simes remains an employee or consultant of our company as of such date.

(3)	This option vests upon the achievement of certain performance criteria. In March 2008, the Board of Directors determined that all of the performance goals had been achieved, thereby resulting in the vesting of the remaining 5,000 shares underlying the option. The performance goals that had been achieved included the completion of our June 2007 financing and the initiation of coverage by two new analysts. We refer you to the discussion under the heading “Compensation Discussion and Analysis.”

(4)	This option vests over a four-year period, with 7,500 of the remaining shares vesting on July 19, 2008, so long as Mr. Donenberg remains an employee or consultant of our company as of such date.

(5)	This option vests over a three-year period, with 20,833 of the remaining shares vesting on March 16, 2008 and 20,834 of the remaining shares vesting on March 16, 2009, so long as Mr. Donenberg remains an employee or consultant of our company as of such date.

(6)	This option vests over a three-year period, one-third of the underlying shares vesting on each of January 12, 2008, January 12, 2009 and January 12, 2010, so long as Mr. Donenberg remains an employee or consultant of our company as of such date.
Options Exercised and Stock Vested During Fiscal Year
None of our named executive officers exercised stock options during the year ended December 31, 2007. We do not have any outstanding stock awards and thus did not have any stock awards vest during the year ended December 31, 2007.
Potential Payments Upon Termination or Change in Control
General. We have entered into employment letter agreements with each of our two named executive officers, Stephen M. Simes and Phillip B. Donenberg, which may require us to provide certain payments to the executive upon a termination of his employment or change in control of our company. Whether a named executive officer receives a payment and the amount of such payment, if applicable, depends upon the triggering event. For more information regarding these agreements, we refer you the discussion under the headings “—Summary of Cash and Other Compensation—Simes Employment Letter Agreement” and “—Summary of Cash and Other Compensation—Donenberg Employment Letter Agreement.” In addition, our stock plan also provides benefits as a result of a change in control of our company.
Termination by BioSante for Cause. Under the terms of both employment letter agreements, if Mr. Simes’ or Mr. Donenberg’s employment is terminated by us for “cause,” the executive would be entitled to be paid his annual base salary, car allowance and any out-of-pocket expenses incurred through the date of his termination and any amounts the executive would be entitled to under any company benefit plan. For purposes of the agreements, “cause” means any of the following: (i) fraud, (ii) theft or embezzlement of our assets, (iii) a violation of law involving moral turpitude, (iv) repeated and willful failure to follow instructions of the Board of Directors provided that the conduct has not ceased or the offense cure within 30 days following written warning from us. The agreements also provide that the executive must abide by certain non-competition provisions for one year after termination for cause. Under the terms of the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, if Mr. Simes’ or Mr. Donenberg’s employment is terminated by us for “cause,” the executive’s outstanding stock options will immediately terminate and may not then be exercisable.
Termination by BioSante Without Cause. Under the terms of both employment letter agreements, if Mr. Simes’ or Mr. Donenberg’s employment is terminated by us without cause, the executive would be entitled to be paid his annual base salary, car allowance and any out-of-pocket expenses incurred through the date of termination. Additionally, the executive would be entitled to receive:
•	a severance payment, which would be paid in one lump sum in the case of Mr. Simes and would be paid in 12 equal monthly installments in the case of Mr. Donenberg, equal to, in the case of Mr. Simes, his total compensation over the previous 12 months, including his car allowance, and in the case of Mr. Donenberg, his base salary at the time of termination;
•	continued term life insurance at our expense, which, in the case of Mr. Simes, would be for a period of one year from the date of his termination or the remaining term of his agreement, whichever is longer, and in the case of Mr. Donenberg, would be for a period of one year from the date of his termination, unless in either case the executive obtains full-time employment;

•	continued participation by the executive and his family at our expense in our group hospitalization health, dental and disability insurance programs, which in the case of Mr. Simes, would be for a period of one year from the date of his termination or the remaining term of his agreement, whichever is longer, and in the case of Mr. Donenberg, would be for a period of one year from the date of his termination, unless in either case the executive becomes eligible to participate in another employer’s corresponding group insurance and disability plans;

•	in the case of Mr. Simes, provision of outplacement services and use of an office and reasonable secretarial support for one year, unless Mr. Simes becomes otherwise employed within such period;

•	reimbursement for out-of-pocket expenses incurred by the executive on behalf of our company; and

•	payment for all unused vacation days accrued to the date of termination.
In addition, in the event we terminate Mr. Simes’ employment without cause, all outstanding stock options held by Mr. Simes at such time will become immediately exercisable and he will have one year from the date following his termination of employment to exercise such options. In the event we terminate Mr. Donenberg’s employment without cause, all outstanding vested stock options held by Mr. Donenberg at such time will remain exercisable for a period of three months.
Termination by Executive for Good Reason. Under the terms of both employment letter agreements, Mr. Simes or Mr. Donenberg may terminate his agreement upon 30 days written notice to us for “good reason.” For purposes of the agreements, “good reason” means (i) assignment of duties inconsistent with his position or a change in responsibilities, title or office, (ii) the failure of us to continue, or the taking of action by us that could adversely affect, benefits plans in which the executive is participating (with some exceptions), (iii) reduction of salary or car allowance or failure to increase salary as provided in the agreement, (iv) in the case of Mr. Simes, any other breach by us of the agreement; or (v) the occurrence of a change in control. With respect to the occurrence of a change in control, the termination for good reason upon a change of control must occur while a change in control transaction is pending (and reasonably expected to close within one year) or within two years following a change in control. If Mr. Simes or Mr. Donenberg terminates his agreement for good reason, then we must provide him the payments and benefits described above under “Termination by BioSante Without Cause.”
Termination in the Event of Death or Permanent Disability. Both employment letter agreements terminate in the event of the executive’s death or permanent disability. In the event of death, the executive’s base salary, and in the case of Mr. Simes, his car allowance will be terminated as of the end of the month in which the executive’s death occurs. Upon an executive’s “disability,” we can terminate the executive’s employment upon 30 days written notice. For purposes of the agreements, “disability” means an inability, due to illness, accident or any other physical or mental incapacity, to substantially perform the executive’s duties for a period of four consecutive months or for a total of six months in any 12 month period. Upon termination of an executive’s employment due to disability, the executive will be entitled to receive compensation until the later of (i) the date of termination of employment for disability or (ii) the date upon which the executive begins to receive long-term disability insurance benefits. Under the terms of the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, in the event the executive’s employment is terminated as a result of the executive’s death or permanent disability, all outstanding stock options then held by the executive at such time will remain exercisable to the extent then exercisable for a period of six months.
Change in Control. Our named executive officers have received stock options granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan. Under the terms of the plan, such stock options become fully exercisable following a “change in control” of our company, which is defined under the plan as:
•	the sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation that is not controlled by us;

•	the approval by our stockholders of any plan or proposal for the liquidation or dissolution of our company;

•	certain merger or business combination transactions;

•	more than 50 percent of our outstanding voting shares are acquired by any person or group of persons who did not own any shares of common stock on the effective date of the plan; or

•	certain changes in the composition of the Board of Directors.
In order for our named executive officers to receive any other payments or benefits as a result of a change in control of our company, there must be a termination event, such as a termination by us without cause or a termination by the executive for good reason, in which case, then, the executive would receive the payments and benefits described above.
Potential Payments to Named Executive Officers. The following table describes the potential payments to each of our named executive officers in the event of a termination of his employment on December 31, 2007 or a change in control of our company on December 31, 2007:

		Termination by
		BioSante Without Cause or By		Termination	Change in Control (No	Change in Control
Name	Executive Benefits and Payments	Executive for Good Reason	Termination For Cause	Upon Death or Disability	Termination Event)	(Termination Event)
Stephen M. Simes	Severance Payment	$662,100	0	0	$662,100	$662,100
	Unvested and Accelerated Stock Options(1)(2)	251,250	0	0	251,250	251,250
	Term Life Insurance(3)	19,609	0	0	19,609	19,609
	Group Health Plan Benefits(4)	29,662	0	0	29,662	29,662
	Outplacement Services(5)	8,400	0	0	0	8,400
	Office Space and Administrative Services(6)	3,600	0	0	0	3,600

	Total:	$971,021	0	0	$962,621	$974,621

		Termination by
		BioSante Without Cause or By		Termination	Change in Control (No	Change in Control
Name	Executive Benefits and Payments	Executive for Good Reason	Termination For Cause	Upon Death or Disability	Termination Event)	(Termination Event)
Phillip B. Donenberg	Severance Payment	$219,000	0	0	$219,000	$219,000
	Unvested and Accelerated Stock Options(1)(2)	45,250	0	0	45,250	45,250
	Term Life Insurance(3)	261	0	0	261	261
	Group Health Plan Benefits(4)	25,315	0	0	25,315	25,315

	Total:	$289,826	0	0	$289,826	$289,826

(1)	The value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer is based on the difference between: (i) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of December 31, 2007, which is based on the closing sale price of our common stock on December 31, 2007 ($3.78), and (ii) the exercise price of the options.

(2)	Subsequent to December 31, 2007, Mr. Simes was granted an option to purchase 100,000 shares of our common stock and Mr. Donenberg was granted an option to purchase 60,000 shares of our common stock, which options vest in equal annual installments over a three-year period. The value of the automatic acceleration of the vesting of these stock options is not included in the above table.

(3)	The value of the term life insurance is based on our current group plan and any applicable additional insurance at the 2007 rate actually paid.

(4)	The value of the group health plan benefits is based on premium rates in effect in December 2007.

(5)	The value of outplacement services is based on information we received from a third party placement service company.

(6)	The value of office space and administration services is based on current market information for the Chicago, Illinois area received from a third party.
Required Resignations; Confidentiality and Other Provisions. Pursuant to the terms of the employment letter agreements, Mr. Simes and Mr. Donenberg have agreed upon any termination of their employment to resign from any and all director, officer, trustee, agent and any other positions with our company or our affiliates, such as our employee benefit plans. In addition, certain terms of their agreements will survive any termination of their employment, including the assignment of inventions and confidentiality provisions and in the event of certain terminations, portions of the non-competition provisions.

RELATED PERSON RELATIONSHIPS AND TRANSACTIONS

Director and Executive Officer Compensation
Please see “Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers and for information regarding employment, indemnification and other agreements we have entered into with our directors and executive officers.
Policies and Procedures Regarding Related Party Transactions
The Board of Directors has delegated to the Audit and Finance Committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions. If it is not feasible for the Audit and Finance Committee to take an action with respect to a proposed related party transaction, the Board of Directors or another committee of the Board of Directors, may approve or ratify it. No member of the Board of Directors or any committee may participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related party.
Our policy defines a “related party transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest.
Prior to entering into or amending any related party transaction, the party involved must provide notice to our finance department of the facts and circumstances of the proposed transaction, including:
•	the related party’s relationship to us and his or her interest in the transaction;

•	the material facts of the proposed related party transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

•	the purpose and benefits of the proposed related party transaction with respect to us;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
If our finance department determines the proposed transaction is a related party transaction and the amount involved will or may be expected to exceed $10,000 in any calendar year, the proposed transaction will be submitted to the Audit and Finance Committee for its prior review and approval or ratification. In determining whether to approve or ratify a proposed related party transaction, the Audit and Finance Committee will consider, among other things, the following:
•	the purpose of the transaction;

•	the benefits of the transaction to us;

•	the impact on a director’s independence in the event the related party is a non-employee director, an immediate family member of a non-employee director or an entity in which a non-employee director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.
Related party transactions that involve $10,000 or less must be disclosed to the Audit and Finance Committee but are not required to be approved or ratified by the Audit and Finance Committee.
We also produce quarterly reports to the Audit and Finance Committee of any amounts paid or payable to, or received or receivable from, any related party. These reports allow us to identify any related party transactions that were not previously approved or ratified. In that event, the transaction will be promptly submitted to the Audit and Finance Committee for consideration of all the relevant facts and circumstances, including those considered when a transaction is submitted for pre-approval. Under our policy, certain related party transactions as defined under our policy, such as certain transactions not requiring disclosure under the rules of the SEC, will be deemed to be pre-approved by the Audit and Finance Committee and will not be subject to these procedures.

APPROVAL OF 2008 STOCK INCENTIVE PLAN
(PROPOSAL 2)

Background
The Board of Directors, upon recommendation of the Compensation Committee and subject to approval by our stockholders, adopted the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan. We refer to the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan as the “2008 plan” in this proxy statement. If approved by our stockholders, the 2008 plan will replace the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, which will be terminated with respect to future grants upon the effectiveness of the 2008 plan.
The 2008 plan allows us to award eligible recipients:
•	options to purchase shares of our common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“incentive options”);

•	options to purchase shares of our common stock that do not qualify as incentive options (“non-statutory options”);

•	rights to receive a payment from us, in the form of shares of our common stock, cash or a combination of both, equal to the difference between the fair market value of one or more shares of our common stock and a specified exercise price of such shares (“stock appreciation rights”);

•	shares of our common stock that are subject to certain forfeiture and transferability restrictions (“restricted stock awards”);

•	rights to receive the fair market value of one or more shares of our common stock, payable in cash, shares of our common stock, or a combination of both, the payment, issuance, retention and/or vesting of which is subject to the satisfaction of specified conditions, which may include achievement of specified performance objectives (“stock unit awards” or “restricted stock unit”);

•	rights to receive an amount of cash, a number of shares of our common stock, or a combination of both, contingent upon achievement of specified performance objectives during a specified period (“performance awards” or “performance units”); and

•	rights to receive an award of shares of our common stock (“stock bonuses”).
In the following discussion, we refer to both incentive options and non-statutory options as “options,” and to options, stock appreciation rights, restricted stock awards, stock unit awards or restricted stock units, performance awards or performance units and stock bonuses as “incentive awards.”

Summary of the 2008 Plan
The major features of the 2008 plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2008 plan, a copy of which is attached as an appendix to this proxy statement and is available through the SEC’s website at http://www.sec.gov.
Purpose. The purpose of the 2008 plan is to advance the interests of our company and its stockholders by enabling us to attract and retain qualified individuals through opportunities for equity participation in our company, and to reward those individuals who contribute to the achievement of our economic objectives.
Eligibility. All employees (including officers and directors who are also employees), non-employee directors, consultants, advisors and independent contractors of BioSante Pharmaceuticals, Inc. or any subsidiary, will be eligible to receive incentive awards under the 2008 plan. As of December 31, 2007, there were 16 persons who would be eligible to receive awards under the 2008 plan. Although not necessarily indicative of future grants under the 2008 plan, 11 employees or 69 percent of the 16 eligible recipients have been granted stock options under our 1998 stock plan.
Shares Available for Issuance. The maximum number of shares of our common stock reserved for issuance under the 2008 plan is 2,000,000. None of the shares of our common stock remaining available for grant under our 1998 stock plan at the time of its termination will be carried forward for issuance under the 2008 plan. The number of shares available for issuance under the 2008 plan is subject to increase to the extent that we issue shares or incentive awards under the 2008 plan in connection with certain merger and acquisition transactions, or assume any plan in a merger or acquisition transaction. However, any available shares in an assumed plan may only be utilized to the extent permitted under the Marketplace Rules of the NASDAQ Stock Market.
Shares of our common stock that are issued under the 2008 plan or that are potentially issuable pursuant to outstanding incentive awards reduce the number of shares remaining available. All shares so subtracted from the amount available under the 2008 plan with respect to an incentive award that lapses, expires, is forfeited or for any reason is terminated, unexercised or unvested and any shares of our common stock that are subject to an incentive award that is settled or paid in cash or any other form other than shares of our common stock will automatically again become available for issuance under the 2008 plan. However, any shares not issued due to the exercise of an option by a “net exercise” or the tender or attestation as to ownership of previously acquired shares (as described below), as well as shares covered by a stock appreciation right, to the extent exercised, and shares withheld by us to satisfy any tax withholding obligations will not again become available for issuance under the 2008 plan.
Grant Limits. Under the terms of the 2008 plan no more than 2,000,000 shares of our common stock may be issued pursuant to the exercise of incentive options and no more than 250,000 shares of our common stock may be issued or issuable in connection with restricted stock grants, stock unit awards, performance awards and stock bonuses.
All of the share limitations in the 2008 plan may be adjusted to reflect changes in our corporate structure or shares, as described below. In addition, the limits on the number of shares that may be issued as incentive options will not apply to certain incentive awards granted upon our assumption or substitution of like awards in any merger or acquisition.
Adjustments. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in our corporate structure or shares, we must adjust:

•	the number and kind of securities available for issuance under the 2008 plan; and

•	in order to prevent dilution or enlargement of the rights of participants, the number, kind and, where applicable, the exercise price of securities subject to outstanding incentive awards.
Administration. The 2008 plan will be administered by the Board of Directors or by a committee of the Board. Any such committee will consist of at least two members of the Board, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and who are “independent directors” within the meaning of the Marketplace Rules of the NASDAQ Stock Market. We expect the Compensation Committee of the Board of Directors to administer the 2008 plan. The Board of Directors or the committee administering the 2008 plan is referred to as the “committee.” The committee may delegate its duties, power and authority under the 2008 plan to any of our officers to the extent consistent with applicable Delaware corporate law, except with respect to participants subject to Section 16 of the Securities Exchange Act of 1934.
The committee has the authority to determine all provisions of incentive awards consistent with terms of the 2008 plan, including, the eligible recipients who will be granted one or more incentive awards under the 2008 plan, the nature and extent of the incentive awards to be made to each participant, the time or times when incentive awards will be granted, the duration of each incentive award, and the restrictions and other conditions to which the payment or vesting of incentive awards may be subject. The committee has the authority to pay the economic value of any incentive award in the form of cash, our common stock or any combination of both, and may amend or modify the terms of outstanding incentive awards (except for any prohibited “re-pricing” of options, discussed below) so long as the amended or modified terms are permitted under the 2008 plan and any adversely affected participant has consented to the amendment or modification.
In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin off) or any other similar change in corporate structure or shares; any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial performance appearing in our annual report to stockholders for the applicable year; or any other similar change, in each case with respect to our company or any other entity whose performance is relevant to the grant or vesting of an incentive award, the committee (or, if our company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) may, without the consent of any affected participant, amend or modify the vesting criteria of any outstanding incentive award that is based in whole or in part on the financial performance of our company (or any subsidiary or division or other subunit thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of our company or such other entity will be substantially the same (in the sole discretion of the committee or the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the amended or modified terms are permitted by the 2008 plan as then in effect.
The committee may, in its sole discretion, amend the terms of the 2008 plan or incentive awards with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary in order to comply with local legal requirements, to otherwise protect our or subsidiary’s interests, or to meet objectives of the 2008 plan, and may, where appropriate, establish one or more sub-plans for the purposes of qualifying for preferred tax treatment under foreign tax laws. This authority does not, however, permit the committee to take any action:
•	to reserve shares or grant incentive awards in excess of the limitations provided in the 2008 plan;

•	to effect any re-pricing of options, as discussed below;

•	to grant options or stock appreciation rights having an exercise price less than 100 percent of the “fair market value” (as defined below) of one share of our common stock on the date of grant; or

•	for which stockholder approval would then be required pursuant to Section 422 of the Code or the Marketplace Rules of the NASDAQ Stock Market or other applicable market or exchange.
Except in connection with certain specified changes in our corporate structure or shares, the committee may not, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted, “underwater” option or stock appreciation right by:
•	amending or modifying the terms of the underwater option or stock appreciation right to lower the exercise price;

•	canceling the underwater option or stock appreciation right and granting replacement options or stock appreciation rights having a lower exercise price, or other incentive awards in exchange; or

•	repurchasing the underwater options and stock appreciation rights and granting new incentive awards under the 2008 plan.
For purposes of the 2008 plan, an option or stock appreciation right is deemed to be “underwater” at any time when the fair market value of the our common stock is less than the exercise price.
Options. The exercise price to be paid by a participant at the time an option is exercised may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant (or 110 percent of the fair market value of one share of our common stock on the date of grant of an incentive option if the participant owns, directly or indirectly, more than 10 percent of the total combined voting power of all classes of stock of BioSante or any parent or subsidiary). However, in the event options are granted as a result of our assumption or substitution of options in a merger or acquisition, the exercise price will be the price determined by the committee pursuant to the conversion terms applicable to the transaction. At any time while the our common stock is listed on the NASDAQ Global Market, “fair market value” under the 2008 plan means the closing sale price of a share at the end of the regular trading session as reported by the NASDAQ Global Market as of the date in question (or, if no shares were traded on such date, the next preceding day on which there was such a trade). As of April 18, 2008, the closing sale price of a share of our common stock on the NASDAQ Global Market was $4.05.
The total purchase price of the shares to be purchased upon exercise of an option will be paid entirely in cash; provided, however, that the committee may allow exercise payments to be made, in whole or in part, by delivery of a broker exercise notice (pursuant to which a broker or dealer is irrevocably instructed to sell enough shares or loan the optionee enough money to pay the exercise price and to remit such sums to us), by tender or attestation as to ownership of shares of our common stock that are acceptable to the committee, by a “net exercise” of the option (as further described below) or by a combination of such methods. In the case of a “net exercise” of an option, we will not require a payment of the exercise price of the option from the participant but will reduce the number of shares of our common stock issued upon the exercise by the largest number of whole shares having a fair market value that does not exceed the aggregate exercise price for the shares exercised. Any shares of our common stock tendered or covered by an attestation will be valued at their fair market value on the exercise date.
Options may be exercised in whole or in installments, as determined by the committee, and the committee may impose conditions or restrictions to the exercisability of an option, including that the participant remain continuously employed by us for a certain period or that the participant or us (or any subsidiary, division or other subunit of our company) satisfy certain specified performance objectives. An option may not become exercisable, nor remain exercisable after 10 years from its date of grant (five years from its date of grant in the case of an incentive option if the participant owns, directly or indirectly, more than 10 percent of the total combined voting power of all classes of stock of our company or any parent or subsidiary).
Stock Appreciation Rights. A stock appreciation right is the right to receive a payment from us, in the form of shares of our common stock, cash or a combination of both, equal to the difference between the fair market value of one or more shares of our common stock and a specified exercise price of such shares. Stock appreciation rights will be subject to such terms and conditions, if any, consistent with the other provisions of the 2008 plan, as may be determined by the committee. The committee will have the sole discretion to determine the form in which payment of the economic value of stock appreciation rights will be made to a participant (i.e., cash, our common stock or any combination thereof) or to consent to or disapprove the election by a participant of the form of such payment.
The exercise price of a stock appreciation right will be determined by the committee, in its discretion, at the date of grant but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant, except as provided below in connection with certain “tandem” grants (as further defined below). However, in the event that stock appreciation rights are granted as a result of our assumption or substitution of stock appreciation rights in a merger or acquisition, the exercise price will be the price determined by the committee pursuant to the conversion terms applicable to the transaction. A stock appreciation right will become exercisable at such time and in such installments as may be determined by the committee in its sole discretion at the time of grant; provided, however, that no stock appreciation right may be exercisable after 10 years from its date of grant.
Stock appreciation rights may be granted alone or in addition to other incentive awards, or in tandem with an option, at the time of grant of the option. A stock appreciation right granted in tandem with an option shall cover the same number of shares of our common stock as covered by the option (or such lesser number as the committee may determine), shall be exercisable at such time or times and only to the extent that the related option is exercisable, have the same term as the option and will have an exercise price equal to the exercise price for the option. Upon the exercise of a stock appreciation right granted in tandem with an option, the option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, upon exercise of an option having a related stock appreciation right, the stock appreciation right will be canceled automatically to the extent of the number of shares covered by the option exercise.
Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the committee and, until it vests, is subject to restrictions on transferability and/or the possibility of forfeiture. The committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously employed by us for a certain period or that the participant or us (or any subsidiary, division or other subunit of our company) satisfy specified performance objectives. To enforce the restrictions, the committee may place a legend on the stock certificates referring to such restrictions and may take other steps to enforce the restrictions.
Unless the committee determines otherwise, any dividends (other than regular quarterly cash dividends) or distributions paid with respect to shares of our common stock subject to the unvested portion of a restricted stock award will be subject to the same restrictions as the shares to which such dividends or distributions relate. Additionally, unless the 2008 plan provides otherwise, a participant will have all voting, liquidation and other rights with respect to shares of our common stock issued to the participant as a restricted stock award upon the participant becoming the holder of record of such shares as if the participant were a holder of record of shares of our unrestricted common stock.
Stock Unit Award or Restricted Stock Units. A stock unit award or restricted stock unit is a right to receive the fair market value of one or more shares of our common stock, payable in cash, shares of our common stock, or a combination of both, the payment, issuance, retention and/or vesting of which is subject to the satisfaction of specified conditions, which may include achievement of specified performance objectives. Stock unit awards or restricted stock units will be subject to such terms and conditions, if any, consistent with the other provisions of the 2008 plan, as may be determined by the committee.
Performance Awards or Units. A participant may be granted one or more performance awards or units under the 2008 plan, and such performance awards or units will be subject to such terms and conditions, if any, consistent with the other provisions of the 2008 plan, as may be determined by the committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.
Stock Bonuses. A participant may be granted one or more stock bonuses under the 2008 plan, and such stock bonuses will be subject to such terms and conditions, if any, consistent with the other provisions of the 2008 plan, as may be determined by the committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.
Change in Control. In the event a “change in control” of our company occurs, then, unless otherwise provided at the time of the grant of the incentive award, all options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the holder to whom such option and stock appreciation rights have been granted remains in the employ or service of BioSante or any subsidiary, all outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and any conditions to the payment of stock unit awards or restricted stock units, performance awards or units and stock bonuses will lapse.
In addition, the committee in its sole discretion may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control over the exercise price per share of the options (or, in the event that there is no excess, that such options will be terminated), and that some or all participants holding performance awards or units will receive, with respect to some or all of the shares subject to the performance awards or units, cash in an amount equal the fair market value of such shares immediately prior to the effective date of such change in control.
For purposes of the 2008 plan a “change in control” of our company occurs upon:

•	the sale, lease, exchange or other transfer of substantially all of the assets of our company (in one transaction or in a series of related transaction) to a person or entity that is not controlled, directly or indirectly, by our company;

•	the approval by our stockholders of any plan or proposal for the liquidation or dissolution of us;

•	any person becomes after the effective date of the 2008 plan the ‘beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20 percent or more, but not 50 percent or more, of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the continuity directors, or (B) 50 percent or more of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

•	a merger or consolidation to which our company is a party if our stockholders immediately prior to effective date of such merger or consolidation do not have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving corporation represent (A) more than 50 percent but less than 80 percent of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the continuity directors, or (B) 50 percent or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

•	the continuity directors cease for any reason to constitute at least a majority of the Board of Directors; or

•	any other change in control of us of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not we are then subject to such reporting requirements.
Effect of Termination of Employment or Other Services. If a participant ceases to be employed by, or perform other services for, us, all incentive awards held by the participant will be treated as set forth below unless provided otherwise in the agreement evidencing the incentive award or modified by the committee in its discretion as set forth below. Upon termination due to death, disability or retirement, all outstanding, exercisable options and stock appreciation rights then held by the participant will remain exercisable for a period of one year thereafter (but in no event after the expiration date of any such option or stock appreciation rights), all unvested restricted stock awards, all outstanding stock unit awards or restricted stock units, performance awards or units and stock bonuses then held by the participant will be terminated and forfeited. Upon termination for a reason, other than death, disability or retirement, which is not also for “cause” (as defined in the 2008 plan), all outstanding options and stock appreciation rights then held by the participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of three months after such termination (but in no event after the expiration date of any such option or stock appreciation right). Also, upon such termination all options and stock appreciation rights that are not exercisable; all unvested restricted stock awards; and all outstanding stock unit awards or restricted stock units , performance awards or units and stock bonuses then held by the participant will be terminated and forfeited.

If a participant is determined by the committee, acting in its sole discretion, to have committed any action which would constitute cause, regardless of whether such action or the committee’s determination occurs before or after the termination of the participant’s employment with us or any subsidiary, all rights of the participant under the 2008 plan and any award agreements evidencing an incentive award then held by the participant shall terminate and be forfeited without notice of any kind. Additionally, as applicable, we may defer exercise, vesting, or payment of any incentive award for a period of up to 45 days in order for the committee to make a determination as to the existence of cause.
The committee may at any time (including on or after the date of grant or following termination), in connection with a participant’s termination, cause options or stock appreciation rights held by the participant to terminate, become or continue to become exercisable and/or remain exercisable, and restricted stock awards, stock unit awards or restricted stock units, performance awards or units or stock bonuses then held by the participant to, terminate, vest or become free of restrictions and conditions to payment, as the case may be.
Dividend Rights. Except as discussed above in connection with restricted stock awards, no adjustment will be made in the amount of cash payable or in the number of shares of our common stock issuable under incentive awards denominated in or based on the value of shares of our common stock as a result of cash dividends or distributions paid to stockholders generally at any time prior to the issuance of shares under incentive awards.
Term; Termination; Amendments. Unless terminated earlier, the 2008 plan will terminate at midnight on the day before the 10th anniversary of its approval by our stockholders. Incentive awards outstanding at the time the 2008 plan is terminated may continue to be exercised, earned or become free of restriction, according to their terms. The Board may suspend or terminate the 2008 plan or any portion of the plan at any time. In addition to the committee’s authority to amend the 2008 plan with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary, the Board may amend the 2008 plan from time to time in order that incentive awards under the 2008 plan will conform to any change in applicable laws or regulations or in any other respect that the Board may deem to be in our best interests; provided, however, that no amendments to the 2008 plan will be effective without stockholder approval, if it is required under Section 422 of the Internal Revenue Code or the Marketplace Rules of the NASDAQ Stock Market, or if the amendment seeks to increase the number of shares reserved for issuance under the 2008 plan (other than as a result of a permitted adjustment upon certain corporate events, such as stock splits) or to modify the prohibitions on underwater option re-pricing discussed above. Termination, suspension or amendment of the 2008 plan will not adversely affect any outstanding incentive award without the consent of the affected participant, except for adjustments in the event of changes in our capitalization or a “change in control” of our company.
Transferability. In general, no right or interest in any incentive award may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered. However, a participant is entitled to designate a beneficiary to receive an incentive award on such participant’s death, and in the event of such participant’s death, payment of any amounts due under the 2008 plan, will be made to, and exercise of any options or stock appreciation rights may be made by, such beneficiary. Additionally, upon a participant’s request, the committee may permit a participant to transfer all or a portion of a non-statutory option, other than for value, to certain of the participant’s family members or related family trusts, foundations or partnerships. Permitted transferees of non-statutory options will remain subject to all the terms and conditions of the incentive award applicable to the participant.

Federal Income Tax Consequences
The discussion below is a summary of the federal income tax consequences that may result in connection with participant’s participation in the 2008 plan and is based on current statutes, regulations and interpretations, all of which are subject to change, possibly with retroactive effect. The description does not include foreign, state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to an insider (directors, executive officers or greater than 10 percent stockholders of our company).
Incentive Options. In general, an eligible employee will not recognize federal taxable income upon the grant or the exercise of an incentive option, and we will not be entitled to an income tax deduction upon the grant or the exercise of an incentive option. For purposes of the alternative minimum tax, however, the eligible employee will be required to treat an amount equal to the difference between the fair market value of the common stock on the date of exercise over the exercise price as an item of adjustment in computing the eligible employee’s alternative minimum taxable income. If the eligible employee does not dispose of the common stock received pursuant to the exercise of the incentive option within two years after the date of the grant of the incentive option or within one year after the date of exercise of the incentive options, a subsequent disposition of the common stock generally will result in long-term capital gain or loss to such individual with respect to the difference between the amount realized on the disposition and the exercise price of the option. We will not be entitled to any income tax deduction as a result of such disposition.
If the eligible employee disposes of the common stock acquired upon exercise of the incentive option within two years after the date of the grant of the incentive option or within one year after the date of exercise of the incentive options, then in the year of such disposition, the eligible employee generally will recognize ordinary income, and we will be entitled to an income tax deduction in an amount equal to the lesser of: (a) the excess of the fair market value of the common stock on the date of exercise over the exercise price, or (b) the amount realized upon disposition over the exercise price. Any gain in excess of such amount recognized by the eligible employee as ordinary income will be taxed to the eligible employee as short-term or long-term capital gain (depending on the period of time the eligible employee held the common stock).
Non-Statutory Options. An eligible employee, non-employee director or consultant will not recognize any federal taxable income upon the grant of a non-statutory option, and we will not be entitled to an income tax deduction at the time of such grant. Upon the exercise of a non-statutory option, the eligible employee, non-employee director or consultant generally will recognize ordinary income and we will be entitled to take an income tax deduction in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. Upon a subsequent sale of the common stock by the eligible employee, non-employee director or consultant, he or she will recognize short-term or long-term capital gain or loss (depending on the period of time the eligible employee held the common stock).
Stock Appreciation Rights. An eligible employee, non-employee director or consultant will recognize ordinary income for federal income tax purposes upon the exercise of a stock appreciation right under the 2008 plan for cash, common stock or a combination of cash and common stock, and the amount of income that the eligible employee, non-employee director or consultant will recognize will depend on the amount of cash, if any, and the fair market value of the common stock, if any, that he or she receives as a result of such exercise. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the eligible employee, non-employee director or consultant in the same taxable year in which the eligible employee, non-employee director or consultant recognizes such income.

Restricted Stock Awards. An eligible employee, non-employee director or consultant is not subject to any federal income tax when a restricted stock award is made, nor are we entitled to an income tax deduction at such time, unless the restrictions on the common stock do not present a “substantial risk of forfeiture” or the stock is “transferable,” each within the meaning of Section 83 of the Internal Revenue Code. Common stock that is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code is transferable within the meaning of that section if the transferee would not be subject to such risk of forfeiture after such transfer. In the year that the restricted stock award is either no longer subject to a substantial risk of forfeiture or is transferable, the eligible employee, non-employee director or consultant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of common stock transferred to the eligible employee, non-employee director or consultant, generally determined on the date the restricted stock award is no longer subject to a substantial risk of forfeiture, or is transferable, whichever comes first, over the amount, if any, paid for such shares.
Stock Unit Awards, Performance Awards and Stock Bonuses. Neither the participant nor our company incurs any federal income tax consequences as a result of the grant of a stock unit award, performance award or stock bonus. Upon payment of a stock unit award, performance award or stock bonus in cash, the participant will include the amount paid as ordinary income in the year the payment was received; if payment is made in stock, the participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received. In each case, we will receive a corresponding tax deduction (provided that the award is not otherwise subject to the limitations of Section 162(m) of the Internal Revenue Code), when the amount is included by the participant as ordinary income, or reported as taxable income of the participant by us, pursuant to applicable information reporting requirements. At the time of a subsequent sale or disposition of any shares of our common stock issued in connection with a stock unit award, performance award or stock bonus, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the shares were received.
Excise Tax on Parachute Payments. Parachute payments are payments to employees or independent contractors who are also officers, stockholders or highly compensated individuals that are contingent upon a change in ownership or control of our company. In certain circumstances the grant, vesting, acceleration or exercise of options or other incentive awards could be treated as contingent on a change in ownership or control for purposes of determining the amount of a parachute payment. In general, the amount of a parachute payment would be the cash or the fair market value of the property received (or to be received) less the amount paid for such property. All or a portion of that parachute payment may be considered an excess parachute payment. If an individual were found to have received an excess parachute payment, he or she would be subject to a special 20 percent excise tax on the amount of the excess parachute payments, and we would not be allowed to claim any deduction with respect to such payments.
Section 409A. The foregoing discussion of tax consequences of incentive awards assumes that the incentive award discussed is either not subject to Section 409A of the Internal Revenue Code, or has been structured to comply with its requirements. Section 409A, as added by the American Jobs Creation Act of 2004, provides tax rules for deferred compensation that is deferred or becomes vested after December 31, 2004. In the event an incentive award is a “deferred compensation arrangement” subject to Section 409A and it fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally have immediately taxable income on the amount “deferred,” would be required to pay an additional 20 percent income tax, and must pay interest on the tax that would have been paid but for the deferral.

Incentive Awards Under the 2008 Plan
As of the date of this proxy statement, the committee has not approved any awards under the 2008 plan, and neither the number nor types of any other future 2008 plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information about shares of our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2007. The only existing equity compensation plan of ours as of December 31, 2007 was the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.

	(a)	(b)	(c)
			Number of Securities Remaining
	Number of Securities to be	Weighted-Average Exercise	Available for Future Issuance
	Issued Upon Exercise of	Price of Outstanding	Under Equity Compensation
	Outstanding Options,	Options, Warrants	Plans (excluding securities
Plan Category	Warrants and Rights	and Rights	reflected in column (a))
Equity compensation plans approved by security holders	1,427,191	$3.50	1,209,336
Equity compensation plans not approved by security holders	0	N/A	0

Total	1,427,191	$3.50	1,209,336

Board of Directors Recommendation
The Board of Directors unanimously recommends that our stockholders vote FOR approval of the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan. Incentive awards will not be granted under the 2008 plan if the 2008 plan is not approved by our stockholders.

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 3)

Selection of Independent Registered Public Accounting Firm
The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2008. Deloitte & Touche LLP has acted as our independent registered public accounting firm since January 1999. Prior to that date, Deloitte & Touche, C.A. in Canada acted as our independent registered public accounting firm since our inception in August 1996.
Although it is not required to do so, the Audit and Finance Committee of the Board of Directors wishes to submit the selection of Deloitte & Touche LLP to our stockholders for ratification. If our stockholders do not ratify the selection of Deloitte & Touche LLP, another independent registered public accounting firm will be considered by the Audit and Finance Committee of the Board of Directors. Even if the selection is ratified by our stockholders, the Audit and Finance Committee may in its discretion change the selection at any time during the year, if it determines that such a change would be in the best interests of BioSante and its stockholders.
Representatives of Deloitte & Touche LLP will be available via telephone at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Audit, Audit-Related, Tax and Other Fees
The following table presents fees billed to BioSante for professional services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2007 and December 31, 2006.

	Aggregate Amount Billed
	by Deloitte & Touche LLP
	2007	2006
Audit Fees(1)	$140,000	$69,135
Audit-Related Fees(2)	52,000	15,735
Tax Fees	0	0
All Other Fees	0	0

(1)	These fees consisted of the audit of our annual financial statements by year, review of financial statements included in our quarterly reports on Form 10-Q and other services normally provided in connection with statutory and regulatory filings or engagements. The 2007 fees also include the initial audit of our internal controls over financial reporting as required under the Sarbanes-Oxley Act of 2002.

(2)	These fees consisted of review of registration statements and the issuance of consents. The 2007 fees also include services to support our responses to comment letters received from the Securities and Exchange Commission. The Audit and Finance Committee has considered whether the provision of these services is compatible with maintaining Deloitte’s independence and has determined that it is.

Pre-Approval Policies and Procedures
The Audit and Finance Committee has adopted procedures pursuant to which all audit, audit-related and tax services, and all permissible non-audit services provided by Deloitte & Touche LLP to BioSante, are pre-approved by the Audit and Finance Committee. All services rendered by Deloitte & Touche LLP to BioSante during 2007 were permissible under applicable laws and regulations, and all such services provided by Deloitte & Touche LLP to BioSante, other than de minimis non-audit services allowed under applicable law, were approved in advance by the Audit and Finance Committee in accordance with the rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act of 2002.
Board Recommendation
The Board of Directors unanimously recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008. Unless a contrary choice is specified on the proxy card, proxies solicited by the Board of Directors will be voted FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008.

OTHER MATTERS

Stockholder Proposals for 2009 Annual Meeting
Stockholder proposals intended to be presented in our proxy materials relating to our next annual meeting of stockholders must be received by us on or before December 30, 2008, unless the date of the meeting is delayed by more than 30 calendar days, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.
Any other stockholder proposals to be presented at our next annual meeting of stockholders must be given in writing to our Corporate Secretary and received at our principal executive offices not later than January 29, 2009 nor earlier than December 30, 2008. The proposal must contain specific information required by our bylaws, a copy of which may be obtained by writing to our Corporate Secretary or accessing the SEC’s EDGAR filing database at www.sec.gov. If a proposal is not timely and properly made in accordance with the procedures set forth in our bylaws, it will be defective and may not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the Chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.
Director Nominations for 2009 Annual Meeting
In accordance with procedures set forth in our bylaws, our stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to our Corporate Secretary. To be timely, a stockholder’s notice to our Corporate Secretary must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date that we first released or mailed our proxy statement to stockholders in connection with the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.
The notice must set forth, among other things:
•	the nominee’s name, age, business address and residence address;

•	the nominee’s principal occupation or employment;

•	the class and number of shares of our capital stock which are beneficially owned by the nominee; and

•	any other information concerning the nominee required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of directors.
Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. The Nominating and Corporate Governance Committee will consider only those stockholder recommendations whose submissions comply with these procedural requirements. The Nominating and

Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended by others.
Copies of 2007 Annual Report
We have sent to each of our stockholders a copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2007. The exhibits to our Form 10-K are available by accessing the SEC’s EDGAR filing database at www.sec.gov. We will furnish a copy of any exhibit to our Form 10-K upon receipt from any such person of a written request for such exhibits upon the payment of our reasonable expenses in furnishing the exhibits. This request should be sent to: BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, IL 60069, Attn: Stockholder Information.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Investor Relations Department, BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone: (847) 478-0500 ext. 120. Any stockholder who wants to receive separate copies of our Proxy Statement or Annual Report to Stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.
Proxy Solicitation Costs
The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding this material to the beneficial owners of our capital stock will be borne by us. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, facsimile or personal conversation. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our capital stock.
Other Business
Our management does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting, except those described in this proxy statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on the matters.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock and class C special stock by marking, signing, dating and promptly returning the enclosed proxy card in the envelope provided. No postage is required for mailing in the United States.

By Order of the Board of Directors,
/s/ Stephen M. Simes
Stephen M. Simes
Vice Chairman, President and Chief Executive Officer

April 29, 2008
Lincolnshire, Illinois

Appendix A
BIOSANTE PHARMACEUTICALS, INC.
2008 STOCK INCENTIVE PLAN
1. Purpose of Plan.
The purpose of the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan (the “Plan”) is to advance the interests of BioSante Pharmaceuticals, Inc. (the “Company”) and its stockholders by enabling the Company and its Subsidiaries to attract and retain qualified persons to perform services for the Company and its Subsidiaries by providing an incentive to such individuals through opportunities for equity participation in the Company, and by rewarding such individuals who contribute to the achievement of the Company’s economic objectives.
2. Definitions.
The following terms will have the meanings set forth below, unless the context clearly otherwise requires:
     2.1 “Board” means the Board of Directors of the Company.
     2.2 “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer or their nominee.
     2.3 “Cause” means “cause” as defined in any employment or other agreement or policy applicable to the Participant, or if no such agreement or policy exists, will mean (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties, or (iv) any material breach of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary.
     2.4 “Change in Control” means an event described in Section 14.1 of the Plan; provided, however, if under an Incentive Award that is subject to Section 409A of the Code is triggered by a Change in Control, the term Change in Control will mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such term is defined in Section 409A of the Code.
     2.5 “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).
     2.6 “Committee” means the group of individuals administering the Plan, as provided in Section 3 of the Plan.
     2.7 “Common Stock” means the common stock of the Company, par value $0.0001 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.3 of the Plan.

     2.8 “Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code; provided, however, if distribution of an Incentive Award subject to Section 409A of the Code is triggered by an Eligible Recipient’s Disability, such term will mean that the Eligible Recipient is disabled as defined by Section 409A of the Code and the regulations and rulings issued thereunder.
     2.9 “Eligible Recipients” means (a) for the purposes of granting Incentive Stock Options, all employees (including, without limitation, officers and directors who are also employees) of the Company or any Subsidiary and (b) for the purposes of granting Non-Statutory Stock Options and other Incentive Awards, all employees (including, without limitation, officers and directors who are also employees) of the Company or any Subsidiary and any non-employee directors, consultants, advisors and independent contractors of the Company or any Subsidiary
     2.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     2.11 “Fair Market Value” means, with respect to the Common Stock, as of any date: (i) the closing sale price of the Common Stock at the end of the regular trading session, as reported by The NASDAQ Stock Market, The New York Stock Exchange, The American Stock Exchange or any national exchange on which the Common Stock is then listed or quoted (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade); or (ii) if the Common Stock is not so listed, admitted to unlisted trading privileges, or reported on any national exchange or, the closing sale price as of such date at the end of the regular trading session, as reported by OTC Bulletin Board or the Pink Sheets LLC, or other comparable service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (iii) if the Common Stock is not so listed or reported, such price as the Committee determines in good faith, and consistent with the definition of “fair market value” under Section 409A of the Code.
     2.12 “Incentive Award” means an Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit Award, Performance Award or Stock Bonus granted to an Eligible Recipient pursuant to the Plan.
     2.13 “Incentive Stock Option” means a right to purchase shares of Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.
     2.14 “Non-Statutory Stock Option” means a right to purchase shares of Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that does not qualify as an Incentive Stock Option.
     2.15 “Option” means an Incentive Stock Option or a Non Statutory Stock Option.
     2.16 “Participant” means an Eligible Recipient who receives one or more Incentive Awards under the Plan.
     2.17 “Performance Award” means a right granted to an Eligible Recipient pursuant to Section 10 of the Plan to receive an amount of cash, a number of shares of Common Stock, or a combination of both, contingent upon achievement of specified performance objectives during a specified period. A Performance Award is also commonly referred to as a “performance unit.”

     2.18 “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Incentive Award, that are to be issued to the Participant upon the grant, exercise or vesting of such Incentive Award.
     2.19 “Restricted Stock Award” means an award of shares of Common Stock granted to an Eligible Recipient pursuant to Section 8 of the Plan that are subject to restrictions on transferability and/or a risk of forfeiture.
     2.20 “Retirement” means termination of employment or service at age 55 or older and completion of at least ten years of continuous service.
     2.21 “Securities Act” means the Securities Act of 1933, as amended.
     2.22 “Stock Appreciation Right” means a right granted to an Eligible Recipient pursuant to Section 7 of the Plan to receive a payment from the Company, in the form of shares of Common Stock, cash or a combination of both, equal to the difference between the Fair Market Value of one or more shares of Common Stock and a specified exercise price of such shares.
     2.23 “Stock Bonus” means an award of shares of Common Stock granted to an Eligible Recipient pursuant to Section 11 of the Plan.
     2.24 “Stock Unit Award” means a right granted to an Eligible Recipient pursuant to Section 9 of the Plan to receive the Fair Market Value of one or more shares of Common Stock, payable in cash, shares of Common Stock, or a combination of both, the payment, issuance, retention and/or vesting of which is subject to the satisfaction of specified conditions, which may include achievement of specified performance objectives. A Stock Unit Award when payable in shares of Common Stock is also commonly referred to as a “restricted stock unit.”
     2.25 “Subsidiary” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee, provided the Company has a “controlling interest” in the Subsidiary as defined in Treas. Reg. Sec. 1.409A-1(b)(5)(iii)(E)(1).
     2.26 “Tax Date” means the date any withholding tax obligation arises under the Code for a Participant with respect to an Incentive Award.
3. Plan Administration.
     3.1 The Committee. The Plan will be administered by the Board or by a committee of the Board. So long as the Company has a class of its equity securities registered under Section 12 of the Exchange Act, any committee administering the Plan will consist solely of two or more members of the Board who are “non employee directors” within the meaning of Rule 16b 3 under the Exchange Act and who are “independent” as required by the listing standards of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted). Such a committee, if established, will act by majority approval of the members (but may also take action by the written consent of all of the members of such committee), and a majority of the members of such a committee will constitute a quorum. As used in the Plan, “Committee” will refer to the Board or to such a committee, if established. To the extent consistent with applicable corporate law of the Company’s jurisdiction of incorporation, the Committee may delegate to any officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Eligible Recipients who are subject to Section 16 of the Exchange Act. The Committee may exercise its duties, power and authority under the Plan in its sole and absolute discretion without the consent of any Participant or other party, unless the Plan specifically provides otherwise. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Incentive Award granted under the Plan.
     3.2 Authority of the Committee.
     (a) In accordance with and subject to the provisions of the Plan, the Committee will have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including, without limitation, the following: (i) the Eligible Recipients to be selected as Participants; (ii) the nature and extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which Incentive Awards will vest or become exercisable and whether Incentive Awards will be granted in tandem with other Incentive Awards) and the form of written agreement, if any, evidencing such Incentive Award; (iii) the time or times when Incentive Awards will be granted; (iv) the duration of each Incentive Award; and (v) the restrictions and other conditions to which the payment or vesting of Incentive Awards may be subject. In addition, the Committee will have the authority under the Plan in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Common Stock or any combination of both.
     (b) Subject to Section 3.2(d) of the Plan, the Committee will have the authority under the Plan to amend or modify the terms of any outstanding Incentive Award in any manner, including, without limitation, the authority to modify the number of shares or other terms and conditions of an Incentive Award, extend the term of an Incentive Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award, accept the surrender of any outstanding Incentive Award or, to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however that the amended or modified terms are permitted by the Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.
     (c) In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin off) or any other similar change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year; or (v) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the grant or vesting of an Incentive Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) may, without the consent of any affected Participant, amend or modify the vesting criteria (including any performance objectives) of any outstanding Incentive Award that is based in whole or in part on the financial performance of the Company (or any Subsidiary or division or other subunit thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Committee or the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the amended or modified terms are permitted by the Plan as then in effect, including the limitations in Section 3.2(a) and 3.2(b).
     (d) Notwithstanding any other provision of this Plan other than Section 4.3, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; (B) Restricted Stock Awards; or (C) Stock Unit Awards, Performance Awards or Stock Bonuses in exchange; or (iii) repurchasing the underwater Options or Stock Appreciation Rights and granting new Incentive Awards under this Plan. For purposes of this Section 3.2(d), Options and Stock Appreciation Rights will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Option or Stock Appreciation Right.
     (e) In addition to the authority of the Committee under Section 3.2(b) of the Plan and notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, amend the terms of the Plan or Incentive Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests, or to meet objectives of the Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee shall have no authority, however, to take action pursuant to this Section 3.2(e) of the Plan: (i) to reserve shares or grant Incentive Awards in excess of the limitations provided in Section 4.1 of the Plan; (ii) to effect any re-pricing in violation of Section 3.2(d) of the Plan; (iii) to grant Options or Stock Appreciation Rights having an exercise price in violation of Section 6.2 or 7.2 of the Plan, as the case may be; or (iv) for which stockholder approval would then be required pursuant to Section 422 of the Code or the rules of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted).
4. Shares Available for Issuance.
     4.1 Maximum Number of Shares Available; Certain Restrictions on Awards. Subject to adjustment as provided in Section 4.3 of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be the sum of:
     (a) 2,000,000;
     (b) the number of shares issued or Incentive Awards granted under the Plan in connection with the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company and/or any Subsidiary(ies) acquiring, merging or consolidating with another entity; and
     (c) the number of shares that are unallocated and available for grant under a stock plan assumed by the Company or any Subsidiary(ies) in connection with the merger, consolidation, or acquisition of another entity by the Company and/or any of its Subsidiaries, based on the applicable exchange ratio and other transaction terms, but only to the extent that such shares may be utilized by the Company or its Subsidiaries following the transaction pursuant to the rules and regulations of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted).
     The shares available for issuance under the Plan may, at the election of the Committee, be either treasury shares or shares authorized but unissued, and, if treasury shares are used, all references in the Plan to the issuance of shares will, for corporate law purposes, be deemed to mean the transfer of shares from treasury.
     Notwithstanding any other provisions of the Plan to the contrary, (i) no more than 2,000,000 shares of Common Stock may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan; and (ii) no more than 250,000 shares of Common Stock may be issued or issuable under the Plan in connection with the grant of Incentive Awards, other than Options or Stock Appreciation Rights. All of the foregoing share limits are subject, in each case, to adjustment as provided in Section 4.3 of the Plan. Incentive Stock Options issued as a result of the Company’s assumption or substitution of like awards issued by any acquired, merged or consolidated entity pursuant to applicable provisions of the Code will not count towards the limit in clause (i).
     4.2 Accounting for Incentive Awards. Shares of Common Stock that are issued under the Plan or that are potentially issuable pursuant to outstanding Incentive Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan. All shares so subtracted from the amount available under the Plan with respect to an Incentive Award that lapses, expires, is forfeited (including issued shares forfeited under a Restricted Stock Award) or for any reason is terminated unexercised or unvested or is settled or paid in cash or any form other than shares of Common Stock will automatically again become available for issuance under the Plan; provided, however, that (i) any shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” pursuant to Section 6.4(b) of the Plan or the tender or attestation as to ownership of Previously Acquired Shares pursuant to Section 6.4(a) of the Plan will not again become available for issuance under the Plan; (ii) shares covered by a Stock Appreciation Right, to the extent exercised, will not again become available for issuance under the Plan; and (iii) shares withheld by the Company to satisfy any tax withholding obligation will not again become available for issuance under the Plan.
     4.3 Adjustments to Shares and Incentive Awards. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) available for issuance or payment under the Plan and, in order to prevent dilution or enlargement of the rights of Participants, (a) the number and kind of securities or other property (including cash) subject to outstanding Incentive Awards, and (b) the exercise price of outstanding Options and Stock Appreciation Rights.
5. Participation.
     Participants in the Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of economic objectives of the Company or its Subsidiaries. Eligible Recipients may be granted from time to time one or more Incentive Awards, singly or in combination or in tandem with other Incentive Awards, as may be determined by the Committee in its sole discretion. Incentive Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the date of any related agreement with the Participant.
6. Options.
     6.1 Grant. An Eligible Recipient may be granted one or more Options under the Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non Statutory Stock Option. To the extent that any Incentive Stock Option (or portion thereof) granted under the Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Incentive Stock Option (or portion thereof) will continue to be outstanding for purposes of the Plan but will thereafter be deemed to be a Non Statutory Stock Option.
     6.2 Exercise Price. The per share price to be paid by a Participant upon exercise of an Option will be determined by the Committee in its discretion at the time of the Option grant, provided that such price will not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant (or 110% of the Fair Market Value of one share of Common Stock on the date of grant of an Incentive Stock Option if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company). Notwithstanding the foregoing, to the extent that Options are granted under the Plan as a result of the Company’s assumption or substitution of options issued by any acquired, merged or consolidated entity, the exercise price for such Options shall be the price determined by the Committee pursuant to the conversion terms applicable to the transaction.
     6.3 Exercisability and Duration. An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant (including without limitation (i) the achievement of one or more specified performance objectives; and/or that (ii) the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period); provided, however, that no Option may be exercisable after ten (10) years from its date of grant (five years from its date of grant in the case of an Incentive Stock Option if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).
     6.4 Payment of Exercise Price.
     (a) The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by (i) tender of a Broker Exercise Notice; (ii) by tender, or attestation as to ownership, of Previously Acquired Shares that are acceptable to the Committee; (iii) by a “net exercise” of the Option (as further described in paragraph (b), below); or (iv) by a combination of such methods.
     (b) In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the shares exercised under this method. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding pursuant to Section 13.1 of the Plan.
     (c) Previously Acquired Shares tendered or covered by an attestation as payment of an Option exercise price will be valued at their Fair Market Value on the exercise date.
     6.5 Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office in Lincolnshire, Illinois and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.4 of the Plan.
7. Stock Appreciation Rights.
     7.1 Grant. An Eligible Recipient may be granted one or more Stock Appreciation Rights under the Plan, and such Stock Appreciation Rights will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee will have the sole discretion to determine the form in which payment of the economic value of Stock Appreciation Rights will be made to a Participant (i.e., cash, shares of Common Stock or any combination thereof) or to consent to or disapprove the election by a Participant of the form of such payment.
     7.2 Exercise Price. The exercise price of a Stock Appreciation Right will be determined by the Committee, in its discretion, at the date of grant but may not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant. Notwithstanding the foregoing, to the extent that Stock Appreciation Rights are granted under the Plan as a result of the Company’s assumption or substitution of stock appreciation rights issued by any acquired, merged or consolidated entity, the exercise price for such Stock Appreciation Rights shall be the price determined by the Committee pursuant to the conversion terms applicable to the transaction.
     7.3 Exercisability and Duration. A Stock Appreciation Right will become exercisable at such time and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Stock Appreciation Right may be exercisable after ten (10) years from its date of grant. A Stock Appreciation Right will be exercised by giving notice in the same manner as for Options, as set forth in Section 6.5 of the Plan.
     7.4 Grants in Tandem with Options. Stock Appreciation Rights may be granted alone or in addition to other Incentive Awards, or in tandem with an Option, at the time of grant of the Option. A Stock Appreciation Right granted in tandem with an Option shall cover the same number of shares of Common Stock as covered by the Option (or such lesser number as the Committee may determine), shall be exercisable at such time or times and only to the extent that the related Option is exercisable, have the same term as the Option and shall have an exercise price equal to the exercise price for the Option. Upon the exercise of a Stock Appreciation Right granted in tandem with an Option, the Option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, upon exercise of an Option having a related Stock Appreciation Right, the Stock Appreciation Right shall be canceled automatically to the extent of the number of shares covered by the Option exercise.

8. Restricted Stock Awards.
     8.1 Grant. An Eligible Recipient may be granted one or more Restricted Stock Awards under the Plan, and such Restricted Stock Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Restricted Stock Awards as it deems appropriate, including, without limitation, (i) the achievement of one or more specified performance objectives; and/or that (ii) the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period.
     8.2 Rights as a Stockholder; Transferability. Except as provided in Sections 8.1, 8.3, 8.4 and 15.3 of the Plan, a Participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Restricted Stock Award under this Section 8 upon the Participant becoming the holder of record of such shares as if such Participant were a holder of record of shares of unrestricted Common Stock.
     8.3 Dividends and Distributions. Unless the Committee determines otherwise in its sole discretion (either in the agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or distributions (other than regular quarterly cash dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. The Committee will determine in its sole discretion whether any interest will be paid on such dividends or distributions.
     8.4 Enforcement of Restrictions. To enforce the restrictions referred to in this Section 8, the Committee may place a legend on the stock certificates referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book entry stock account with the Company’s transfer agent.
9. Stock Unit Awards.
     An Eligible Recipient may be granted one or more Stock Unit Awards under the Plan, and such Stock Unit Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the payment, issuance, retention and/or vesting of such Stock Unit Awards as it deems appropriate, including, without limitation, (i) the achievement of one or more specified performance objectives; and/or that (ii) the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period.
10. Performance Awards.
     An Eligible Recipient may be granted one or more Performance Awards under the Plan, and such Performance Awards will be subject to such terms and conditions, if any, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.

11. Stock Bonuses.
     An Eligible Recipient may be granted one or more Stock Bonuses under the Plan, and such Stock Bonuses will be subject to such terms and conditions, if any, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.
12. Effect of Termination of Employment or Other Service. The following provisions shall apply upon termination of a Participant’s employment or other service with the Company and all Subsidiaries, except to the extent that the Committee provides otherwise in an agreement evidencing an Incentive Award at the time of grant or determines pursuant to Section 12.3 of the Plan.
     12.1 Termination Due to Death, Disability or Retirement. In the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death, Disability or Retirement:
     (a) All outstanding Options and Stock Appreciation Rights then held by the Participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of one year after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right). Options and Stock Appreciation Rights not exercisable as of such termination will be forfeited and terminate.
     (b) All Restricted Stock Awards then held by the Participant that have not vested as of such termination will be terminated and forfeited; and
     (c) All outstanding but unpaid Stock Unit Awards, Performance Awards and Stock Bonuses then held by the Participant will be terminated and forfeited.
     12.2 Termination for Reasons Other than Death, Disability or Retirement. Subject to Section 12.4 of the Plan, in the event a Participant’s employment or other service is terminated with the Company and all Subsidiaries for any reason other than death, Disability or Retirement, or a Participant is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ or service of the Company or another Subsidiary):
     (a) All outstanding Options and Stock Appreciation Rights then held by the Participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of three months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right). Options and Stock Appreciation Rights not exercisable as of such termination will be forfeited and terminate;
     (b) All Restricted Stock Awards then held by the Participant that have not vested as of such termination will be terminated and forfeited; and
     (c) All outstanding but unpaid Stock Unit Awards, Performance Awards and Stock Bonuses then held by the Participant will be terminated and forfeited.
     12.3 Modification of Rights Upon Termination. Notwithstanding the other provisions of this Section 12, upon a Participant’s termination of employment or other service with the Company and all Subsidiaries, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), except as provided in clause (ii), below, cause Options or Stock Appreciation Rights (or any part thereof) then held by such Participant to terminate, become or continue to become exercisable and/or remain exercisable following such termination of employment or service, and Restricted Stock Awards, Stock Unit Awards, Performance Awards or Stock Bonuses then held by such Participant to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that any such action adversely affecting any outstanding Incentive Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Sections 3.2(c), 4.3 and 14 of the Plan).
     12.4 Effects of Actions Constituting Cause. Notwithstanding anything in the Plan to the contrary, in the event that a Participant is determined by the Committee, acting in its sole discretion, to have committed any action which would constitute Cause as defined in Section 2.3 of the Plan, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment with the Company or any Subsidiary, all rights of the Participant under the Plan and any agreements evidencing an Incentive Award then held by the Participant shall terminate and be forfeited without notice of any kind. The Company may defer the exercise of any Option, the vesting of any Restricted Stock Award or the payment of any Stock Unit Award, Performance Award or Stock Bonus for a period of up to forty-five (45) days in order for the Committee to make any determination as to the existence of Cause.
     12.5 Determination of Termination of Employment or Other Service.
     (a) The change in a Participant’s status from that of an employee of the Company or any Subsidiary to that of a non-employee consultant, director or advisor of the Company or any Subsidiary will, for purposes of the Plan, be deemed to result in a termination of such Participant’s employment with the Company and its Subsidiaries, unless the Committee otherwise determines in its sole discretion.
     (b) The change in a Participant’s status from that of a non-employee consultant, director or advisor of the Company or any Subsidiary to that of an employee of the Company or any Subsidiary will not, for purposes of the Plan, be deemed to result in a termination of such Participant’s service as a non-employee consultant, director or advisor with the Company and its Subsidiaries, and such Participant will thereafter be deemed to be an employee of the Company or its Subsidiaries until such Participant’s employment is terminated, in which event such Participant will be governed by the provisions of this Plan relating to termination of employment or service (subject to paragraph (a), above).
     (c) Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service will, for purposes of the Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Subsidiary for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records.
     (d) Notwithstanding the foregoing, if payment of an Incentive Award that is subject to Section 409A of the Code is triggered by a termination of a Participant’s employment or other service, such termination must also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in employment status that constitutes a “separation from service” under Section 409A of the Code shall be treated as a termination of employment or service, as the case may be.

     12.6 Breach of Employment, Consulting, Confidentiality or Non-Compete Agreements. Notwithstanding anything in the Plan to the contrary and in addition to the rights of the Committee under Section 12.4 of the Plan, in the event that a Participant materially breaches the terms of any employment, consulting, confidentiality or non-compete agreement entered into with the Company or any Subsidiary (including an employment, consulting, confidentiality or non-compete agreement made in connection with the grant of an Incentive Award), whether such breach occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary, the Committee in its sole discretion may require the Participant to surrender shares of Common Stock received, and to disgorge any profits (however defined by the Committee), made or realized by the Participant in connection with any Incentive Awards or any shares issued upon the exercise or vesting of any Incentive Awards.
13. Payment of Withholding Taxes.
     13.1 General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts the Company reasonably determines are necessary to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option; (b) withhold cash paid or payable or shares of Common Stock from the shares issued or otherwise issuable to the Participant in connection with an Incentive Award; or (c) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Incentive Award. Shares of Common Stock issued or otherwise issuable to the Participant in connection with an Incentive Award that gives rise to the tax withholding obligation that are withheld for purposes of satisfying the Participant’s withholding or employment-related tax obligation will be valued at their Fair Market Value on the Tax Date.
     13.2 Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 13.1 of the Plan by electing to tender, or by attestation as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the Tax Date.
14. Change in Control.
     14.1 A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
     (a) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;
     (b) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;
     (c) any person becomes after the effective date of the Plan the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20% or more, but not 50% or more, of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Continuity Directors, or (B) 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);
     (d) a merger or consolidation to which the Company is a party if the stockholders of the Company immediately prior to effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (A) more than 50%, but less than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Continuity Directors (as defined below), or (B) 50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);
     (e) the Continuity Directors cease for any reason to constitute at least a majority of the Board; or
     (f) any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.
     For purposes of this Section 14, “Continuity Directors” of the Company will mean any individuals who are members of the Board on the Effective Date and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Continuity Directors (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination).
     14.2 Acceleration of Vesting. Without limiting the authority of the Committee under Sections 3.2 and 4.3 of the Plan, if a Change in Control of the Company occurs, then, unless otherwise provided by the Committee in its sole discretion either in the agreement evidencing an Incentive Award at the time of grant or at any time after the grant of an Incentive Award: (a) all Options and Stock Appreciation Rights will become immediately exercisable in full and will remain exercisable in accordance with their terms; (b) all Restricted Stock Awards will become immediately fully vested and non forfeitable; and (c) any conditions to the payment of Stock Unit Awards, Performance Awards and Stock Bonuses will lapse.
     14.3 Cash Payment. If a Change in Control of the Company occurs, then the Committee, if approved by the Committee in its sole discretion either in an agreement evidencing an Incentive Award at the time of grant or at any time after the grant of an Incentive Award, and without the consent of any Participant affected thereby, may determine that: (i) some or all Participants holding outstanding Options will receive, with respect to some or all of the shares of Common Stock subject to such Options, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the Fair Market Value of such shares immediately prior to the effective date of such Change in Control of the Company over the exercise price per share of such Options (or, in the event that there is no excess, that such Options will be terminated); and (ii) some or all Participants holding Performance Awards will receive, with respect to some or all of the shares of Common Stock subject to such Performance Awards, as of the effective date of any such Change in Control of the Company, cash in an amount equal the Fair Market Value of such shares immediately prior to the effective date of such Change in Control.

15. Rights of Eligible Recipients and Participants; Transferability.
     15.1 Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue in the employ or service of the Company or any Subsidiary.
     15.2 Rights as a Stockholder; Dividends. As a holder of Incentive Awards (other than Restricted Stock Awards), a Participant will have no rights as a stockholder unless and until such Incentive Awards are exercised for, or paid in the form of, shares of Common Stock and the Participant becomes the holder of record of such shares. Except as otherwise provided in the Plan or otherwise provided by the Committee, no adjustment will be made in the amount of cash payable or in the number of shares of Common Stock issuable under Incentive Awards denominated in or based on the value of shares of Common Stock as a result of cash dividends or distributions paid to holders of Common Stock prior to the payment of, or issuance of shares of Common Stock under, such Incentive Awards.
     15.3 Restrictions on Transfer.
     (a) Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsections (b) and (c) below, no right or interest of any Participant in an Incentive Award prior to the exercise (in the case of Options) or vesting or issuance (in the case of Restricted Stock Awards and Performance Awards) of such Incentive Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.
     (b) A Participant will be entitled to designate a beneficiary to receive an Incentive Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under the Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 12 of the Plan) may be made by, such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under the Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 12 of the Plan) may be made by, the Participant’s legal representatives, heirs and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under the Plan or exercise of all exercisable Options or Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options or Stock Appreciation Rights may be made by, the legal representatives, heirs and legatees of the beneficiary.
     (c) Upon a Participant’s request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer. A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including, but not limited to execution and/or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.
     15.4 Non-Exclusivity of the Plan. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.
16. Securities Law and Other Restrictions.
     Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Incentive Awards granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.
17. Compliance with Section 409A.
     It is intended that the Plan and all Incentive Awards hereunder be administered in a manner that will comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code (including any transition or grandfather rules relating thereto). Notwithstanding anything in this Section 17 to the contrary, with respect to any Incentive Award subject to Section 409A of the Code, no amendment to or payment under such Incentive Award will be made unless and only to the extent permitted under Section 409A of the Code.
18. Plan Amendment, Modification and Termination.
     The Board may suspend or terminate the Plan or any portion thereof at any time. In addition to the authority of the Committee to amend the Plan under Section 3.2(e) of the Plan, the Board may amend the Plan from time to time in such respects as the Board may deem advisable in order that Incentive Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendments to the Plan will be effective without approval of the Company’s stockholders if: (i) stockholder approval of the amendment is then required pursuant to Section 422 of the Code or the rules of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted); or (ii) such amendment seeks to increase the number of shares authorized for issuance hereunder (other than by virtue of an adjustment under Section 4.3 of the Plan) or to modify Section 3.2(d) of the Plan. No termination, suspension or amendment of the Plan may adversely affect any outstanding Incentive Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.2(c), 4.3 and 14 of the Plan.

19. Effective Date and Duration of the Plan.
     The Plan will be effective as of June 12, 2008, or such later date on which the Plan is initially approved by the Company’s stockholders (the “Effective Date”). The Plan will terminate at midnight on the day before the tenth (10th) anniversary of the Effective Date, and may be terminated prior to such time by Board action. No Incentive Award will be granted after termination of the Plan. Incentive Awards outstanding upon termination of the Plan may continue to be exercised, earned or become free of restrictions, according to their terms.
20. Miscellaneous.
     20.1 Fractional Shares. No fractional shares of Common Stock will be issued or delivered under the Plan or any Award. The Committee will determine whether cash, other Awards or other property will be issued or paid.
     20.2 Governing Law. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Illinois, notwithstanding the conflicts of laws principles of any jurisdictions.
     20.3 Successors and Assigns. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.
     20.4 Construction. Wherever possible, each provision of the Plan and any agreement evidencing an Incentive Award granted under the Plan will be interpreted so that it is valid under the applicable law. If any provision of the Plan or any agreement evidencing an Incentive Award granted under the Plan is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of the Plan and the Incentive Award agreement also will continue to be valid, and the entire Plan and Incentive Award agreement will continue to be valid in other jurisdictions.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

    Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees Listed and FOR Proposals 2 and 3.
1.	Election of Directors:	01 - Louis W. Sullivan, M.D.	02 - Stephen M. Simes	03 - Fred Holubow
		04 - Peter Kjaer	05 - Ross Mangano	06 - Edward C. Rosenow III, M.D.	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominess	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to approve the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan.	☐	☐	☐	3.	Proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business, as may properly come before the meeting.

B Non-Voting Items Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BioSante Pharmaceuticals, Inc.

This Proxy is solicited by the Board of Directors
The undersigned hereby appoints Stephen M. Simes and Phillip B. Donenberg and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of capital stock of BioSante Pharmaceuticals, Inc. held of record by the undersigned on April 15, 2008, at the Annual Meeting of Stockholders to be held on June 12, 2008, or any adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.